STOCK PURCHASE AGREEMENT


                                  By and Among


                            REGAL-BELOIT CORPORATION,


                             LEC ACQUISITION CORP.,


                          LEESON ELECTRIC CORPORATION,


                                       AND


                 THE SHAREHOLDERS OF LEESON ELECTRIC CORPORATION





                                 August 7, 2000

                      AGREEMENT AND PLAN OF REORGANIZATION

                                TABLE OF CONTENTS


ARTICLE I. DEFINITIONS.........................................................1
      1.1.     Defined Terms...................................................1

ARTICLE II. PURCHASE OF SHARES.................................................6
      2.1.     Purchase and Sale of Shares.....................................6
      2.2.     The Closing.....................................................6
      2.3.     Payment for Shares..............................................7
      2.4.     Estimated Balance Sheet; Closing Balance Sheet..................7

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF INDEMNIFYING SHAREHOLDERS......12
      3.1.     Organization and Authority.....................................13
      3.2.     Authority; Validity............................................14
      3.3.     No Violation...................................................14
      3.4.     Third Party Consents...........................................14
      3.5.     Financial Statements...........................................14
      3.6.     Tax Matters....................................................14
      3.7.     No Material Adverse Change.....................................17
      3.8.     Absence of Certain Changes.....................................17
      3.9.     Assets.........................................................18
      3.10.    Bank Accounts..................................................19
      3.11.    Litigation.....................................................19
      3.12.    Compliance With Law............................................19
      3.13.    Insurance......................................................19
      3.14.    Material Contracts and Commitment..............................19
      3.15.    Labor Matters..................................................21
      3.16.    Employee Benefit Plans.........................................22
      3.17.    Environmental Matter...........................................23
      3.18.    Proprietary Right..............................................24
      3.19.    Real Property..................................................25
      3.20.    Accounts Receivable............................................26
      3.21.    Product Matters................................................26
      3.22.    Customer; Supplier and Sales Representatives...................26
      3.23.    Affiliates' Relationships to the Company.......................27
      3.24.    Management Information System..................................27
      3.25.    Assets Necessary to Business...................................27
      3.26.    No Brokers or Finders..........................................27
      3.27.    Limitation on Representations and Warranties...................27

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF COMPANY
      SHAREHOLDERS............................................................28

      4.1.     Power..........................................................28
      4.2.     Claim and Proceedings..........................................28
      4.3.     Validity.......................................................28

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND
      NEWCO...................................................................28
      5.1.     Organization...................................................28
      5.2.     No Violation...................................................29
      5.3.     Authority; Validity............................................29
      5.4.     Third Party Consents...........................................29
      5.5.     Investment Intent..............................................29
      5.6.     Financing......................................................29

ARTICLE VI. COVENANTS.........................................................29
      6.1.     Access to Information and Records..............................30
      6.2.     Conduct of Business Pending the Closing........................30
      6.3.     Filings........................................................31
      6.4.     Consents.......................................................31
      6.5.     Publicity......................................................32
      6.6.     Title Insurance; Surveys and Estoppels.........................32
      6.7.     Disclosure Schedule............................................33
      6.8.     Releases and Resignations......................................33
      6.9.     Subsidiary Stock...............................................34
      6.10.    Indemnification of Directors and Officers......................34
      6.11.    Shareholder Representative.....................................34
      6.12.    Employee Matters...............................................34
      6.13.    Access; Retention of Records...................................35
      6.14.    Exclusivity....................................................35
      6.15.    Certain Transactions...........................................35
      6.16.    Certain Payments...............................................35
      6.17.    Tax Matters....................................................36
      6.18.    Noncompetition Agreements......................................39

ARTICLE VII. CONDITIONS PRECEDENT TO PARENT'S AND NEWCO'S
      OBLIGATIONS.............................................................39
      7.1.     Representations and Warranties True on the Closing Date........39
      7.2.     Compliance With Agreement......................................39
      7.3.     Absence of Litigation..........................................39
      7.4.     Consents and Approvals.........................................39
      7.5.     HSR Act Waiting Period.........................................39
      7.6.     No Material Adverse Change.....................................39
      7.7.     Contribution of the Stock......................................40
      7.8.     Environmental Assessments......................................40
      7.9.     Funding........................................................40
      7.10.    Documents to be Delivered by Company or Company Shareholders...40

ARTICLE VIII. CONDITIONS PRECEDENT TO COMPANY SHAREHOLDERS'
      OBLIGATIONS.............................................................42
      8.1.     Representations and Warranties True on the Closing Date........42
      8.2.     Compliance With Agreement......................................42
      8.3.     Absence of Litigation..........................................42
      8.4.     Consents and Approvals.........................................42
      8.5.     HSR Act Waiting Period.........................................42
      8.6.     Documents to be Delivered by Parent and Newco..................42
      8.7.     Estimated Purchase Price.......................................43

ARTICLE IX. INDEMNIFICATION AND SURVIVAL......................................43
      9.1.     Survival; Remedies for Breach..................................43
      9.2.     Indemnification on Behalf of Indemnifying Shareholders and
               Company Shareholders...........................................44
      9.3.     Indemnification by Parent......................................46
      9.4.     Indemnification by Company.....................................47
      9.5.     Procedures for Indemnification.................................47
      9.6.     Procedures for Third-Party Claim...............................47
      9.7.     Environmental Matters..........................................48
      9.8.     Material Qualifiers............................................50
      9.9.     [Subrogation...................................................50

ARTICLE X. TERMINATION OF AGREEMENT...........................................51
      10.1.    Causes.........................................................51
      10.2.    Effect of Termination..........................................51
      10.3.    Right to Proceed...............................................51

ARTICLE XI. DISPUTE RESOLUTION................................................52
      11.1.    Dispute........................................................52
      11.2.    Process........................................................52
      11.3.    Negotiations...................................................52
      11.4.    Mediation......................................................52
      11.5.    Submission to Adjudication.....................................53
      11.6.    General........................................................53

ARTICLE XII. MISCELLANEOUS....................................................54
      12.1.    Further Assurance..............................................54
      12.2.    Assignment; Binding Effect.....................................54
      12.3.    Law Governing Agreement........................................54
      12.4.    Amendment and Modification.....................................54
      12.5.    Notice.........................................................54
      12.6.    Expenses.......................................................56
      12.7.    Entire Agreement...............................................56
      12.8.    Counterparts/Facsimile.........................................57
      12.9.    Headings.......................................................57
      12.10.   Construction...................................................57

      12.11.   Specific Performance...........................................57



                                    Exhibits
                                    --------

Exhibit A                 Ownership of Shares
Exhibit B                 Escrow Agreement
Exhibit C                 Noncompetition Agreement
Exhibit D                 Opinion of Company Shareholders' Counsel
Exhibit E                 Opinion of Parent's and Newco's Counsel
Exhibit F                 Releases



                              Disclosure Schedules
                              --------------------

Schedule 1.1              Indebtedness
Schedule 3.1(a)           Foreign Qualifications
Schedule 3.1(c)           Capitalization
Schedule 3.1(e)           Officers and Directors
Schedule 3.3              No Violation
Schedule 3.4              Consents
Schedule 3.5              Financial Statements
Schedule 3.6              Tax Matters
Schedule 3.7              Material Adverse Changes
Schedule 3.8              Certain Changes
Schedule 3.9              Assets
Schedule 3.10             Bank Accounts
Schedule 3.11             Litigation
Schedule 3.12             Compliance with Laws
Schedule 3.13             Insurance
Schedule 3.14             Material Contracts
Schedule 3.15             Labor Matters
Schedule 3.16(a)          Employee Benefit Plans
Schedule 3.16(c)          Employee Benefit Plan Compliance
Schedule 3.16(d)          Payments and Vesting
Schedule 3.16(e)          Certain Benefits
Schedule 3.16(f)          New Benefit Plans
Schedule 3.17             Environmental Matters
Schedule 3.18             Proprietary Rights
Schedule 3.19(a)          Real Property
Schedule 3.19(c)          Option to Purchase
Schedule 3.19(f)          Village of Grafton
Schedule 3.21             Product Matters

                              Disclosure Schedules
                              --------------------

Schedule 3.22(a)          Customers and Suppliers
Schedule 3.22(b)          Sales Representatives; Distributors
Schedule 3.22(c)          Sales of Other Companies' Products
Schedule 3.23             Affiliates Transactions
Schedule 6.15             Certain Transactions
Schedule 9.2              Indemnifying Shareholder Percentages

                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT is made as of August 7, 2000, by and among REGAL-BELOIT CORPORATION, a Wisconsin corporation ("Parent"), LEC Acquisition Corp., a Wisconsin corporation ("Newco"), LEESON ELECTRIC CORPORATION, a Wisconsin corporation ("Company") and the Shareholders of Company listed on the Signature Page (individually a "Company Shareholder" and collectively, the "Company Shareholders").

                                    RECITALS

          A. The Company and the Subsidiaries are engaged in the businesses of manufacturing, distributing and selling electric motors and power transmission equipment (the "Business").

          B. Newco is a wholly owned subsidiary of Parent.

          C. Parent desires to acquire all of the outstanding shares of the capital stock of the Company.

          D. Company Shareholders own all the issued and outstanding shares (the "Shares") of capital stock of the Company.

          E. Company Shareholders desire to sell the Shares to Newco upon the terms and conditions herein set forth.

          NOW THEREFORE, in consideration of the Recitals and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, do hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

          1.1. Defined Terms. As used in this Agreement, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending on the reference.

          "Agreement" shall mean this Stock Purchase Agreement, as the same shall be amended from time to time in accordance with its terms.

          "Base Working Capital" shall mean Forty-one Million Eight Hundred and Seventy-three Thousand Dollars ($41,873,000).

          "Buildings" shall mean the asset categories of buildings, building improvements and land improvements.

          "Buying Group" shall mean, collectively, Parent and Newco.

          "Closing" shall mean the conference to be held at 10:00 A.M. Central Time, on the Closing Date at the offices of Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Common Stock" shall mean the authorized shares of the Company's Common Stock, $1.00 par value.

          "Company Employees" shall mean any persons employed by Company or any Subsidiary.

          "Disclosure Schedule" shall mean the Disclosure Schedule, dated the date of this Agreement, delivered by the Shareholder Representative on behalf of the Indemnifying Shareholders to the Parent and Newco contemporaneously with the execution and delivery of this Agreement and as the same may be updated from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

          "Effective Time" shall mean 11:59 p.m. on the Closing Date.

          "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment, including Laws relating to emissions, discharges, generation, storage, handling, transportation, release or threatened release of Hazardous Substances into the environment, including but not limited to, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Environmental Protection Act, all as in force and effect as of the Closing.

          "Environmental Insurance" shall mean a fully paid binder of environmental insurance with terms and with a carrier reasonably acceptable to Parent, including but not limited to, an aggregate coverage of Five Million Dollars ($5,000,000), a deductible no greater than the amount of the deductible remaining available under Section 9.7(e)(ii) and policy duration of not less than five (5) years.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean each entity that is, or has ever been, required by Code Sections 414(b), (c), (m) or (o) to be aggregated with the Company or any Subsidiary.

          "Escrow Agent" shall mean Marshall & Ilsley Trust Company.

          "Escrow Agreement" shall mean the Escrow Agent Agreement in the form of Exhibit B attached to this Agreement.

          "Estimated Purchase Price" shall mean Two Hundred Sixty Million Dollars ($260,000,000); minus the amount of the Estimated Net Indebtedness; as such amount may be adjusted pursuant to Section 2.4(b) and which shall be paid by Newco to Company Shareholders pursuant to Article II of this Agreement on the Closing Date, less the amount delivered to the Escrow Agent.

          "Estimated Net Indebtedness" shall mean the amount of the Net Indebtedness as shown on the Estimated Balance Sheet.

          "Estimated Working Capital" shall mean the Working Capital as shown on the Estimated Balance Sheet.

          "Financial Statements" shall mean the consolidated financial statements of the Company and Leeson Canada Inc. consisting of (i) the consolidated balance sheets of the Company and Leeson Canada Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, retained earnings and cash flows for the years then ended, together with the auditor's report thereon, and (ii) an unaudited consolidated balance sheet of the Company and Leeson Canada Inc. as of April 30, 2000 and the related unaudited statement of income for the interim period then ended and the corresponding period of the preceding year.

          "GAAP" shall mean United States generally accepted accounting principles as consistently applied by the Company.

          "Government Entity" shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body of any government, whether federal, state, municipal, foreign or other.

          "Hazardous Substance" shall mean any substance defined or regulated as a pollutant, contaminant, or hazardous waste or substance under Environmental Laws, including but not limited to, polycholorinated biphenyls ("PCBs"), petroleum or petroleum fractions or asbestos.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indemnified Party" shall mean any Party seeking indemnification under
Article IX of this Agreement.

          "Indemnifying Party" shall mean the Party from whom the indemnification is sought under Article IX of this Agreement.

          "Indemnifying Shareholders" shall mean Daniel L. Doerr, Christopher L. Doerr and David E. Doerr.

          "Inventory" shall mean all raw materials, supplies, manufactured or purchased parts, goods in process, finished goods and scrap located at, or en route to or from, the Company or any Subsidiary, or on consignment with any third party.

          "Investment Canada Act" shall mean the Investment Canada Act, R.S.C. 1985, Chap. 28 (1st Suppl.), as amended.

          "Knowledge of Company" or "Company's Knowledge" shall mean the actual knowledge of: Daniel L. Doerr, Christopher L. Doerr, Frank Poja, Mary Fonder, Ronald Clarke, David Spude, Rick Meyer or Ann Wagner.

          "Law" shall mean any foreign, federal, state, local or other governmental law, rule or regulation of any kind, and the rules and regulations promulgated thereunder.

          "Machinery and Equipment" shall mean all machinery, dies, tools and patterns, vehicles, equipment, furniture, fixtures, computer equipment, leasehold improvements and construction in progress of the Company and Subsidiary, wherever located.

          "Losses" shall mean damages, liabilities, deficiencies, claims, actions, demands, judgments, interest, losses, or costs or expenses of whatever kind including reasonable attorneys' fees, including loss of profits, punitive damages or other special or consequential damages; provided, however, that "Losses" shall not be calculated by using a multiple of earnings, book value or other similar measure which may have been used at arriving or which may be reflective of the Purchase Price.

          "Net Book Value" shall mean, for any asset, the amount equal to the net book value of that asset, and for any liability, the book amount of such liability.

          "Net Indebtedness" shall mean: (a) any indebtedness for borrowed money (including current maturities of such debt, and including but not limited the indebtedness described in the Schedule 1.1 of the Disclosure Schedule); minus
(b) any cash or cash equivalents; as shown on the Estimated Balance Sheet or the Closing Balance Sheet, as the case may be.

          "Noncompetition Agreements" shall mean the Noncompetition Agreements between Parent, Company and the Persons described in Section 6.18, in substantially the form of Exhibit C attached hereto.

          "Order" shall mean any order, judgment, writ, injunction, ruling or decree of a Government Entity.

          "Parties" shall mean, collectively, the Company, Company Shareholders, Shareholder Representative, Parent and Newco.

          "Person" shall mean a natural person, corporation, limited liability company, trust, partnership, government entity, agency or branch or department thereof, or any other legal entity.

          "Purchase Price" shall mean: Two Hundred Sixty Million Dollars ($260,000,000); minus (a) the amount of Net Indebtedness to which the Company or any Subsidiary is subject as of the Closing Date, minus (b) one-half of the cash surrender value of the life insurance policies on Christopher L. Doerr and Daniel L. Doerr, and minus (c) the adjustments to Purchase Price determined in accordance with
Section 2.4.

          "Real Property" shall mean any real property owned or leased by the Company or any Subsidiary.

          "Shareholder Representative" shall mean the Person or Persons appointed to that position as provided in Section 6.11 of this Agreement.

          "Subsidiaries" shall mean Leeson Canada Inc., an Ontario corporation, and Leeson Electric International, Inc., a Wisconsin corporation.

          "Tax" or "Taxes" shall mean all taxes, levies, charges or fees including, without limitation, income, profits, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, registration, alternative or add-on minimum, estimated, value-added, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock, license, payroll, pay-as-you-earn, employment, withholding, social security, FICA, workers' compensation, unemployment, disability, Pension Benefit Guaranty Corporation Premiums, real property, personal property, ad valorem, single business and franchise or other governmental taxes or charges, imposed by the United States or any state, territory, county, local, provincial, foreign government, or other taxing authority, however denominated, whether disputed or not, and such term shall include any interest, penalties or additions to tax attributable to such taxes, whether disputed or not.

          "Tax Return" shall mean any report, return, declaration, estimate, claim for refund, information statement or statement relating to Taxes, including any form, schedule, or attachment thereto, required to be filed or supplied to a taxing authority in connection with Taxes, and including any amendment thereof.

          "Third-Party Claim" shall mean a legal proceeding, action, claim or demand instituted by any third person or governmental entity.

          "Working Capital" shall mean (A) the Net Book Value of all accounts receivable, inventory, prepaid expenses and other current assets other than cash and cash equivalents,; minus (B) the Net Book Value of all accounts payable and accrued expenses (other than Net Indebtedness); as shown on the Estimated Closing Balance Sheet or the Closing Balance Sheet, as the case may be.

          Other Terms. The following terms shall have the meaning set forth in the Sections of this Agreement listed on the following table:

                                                       Agreement
                    Term                              Section No.
                    ----                              -----------

             Acquisition Proposal                         6.14
             Allocation Schedule                        6.17(f)
             Ancillary Instruments                        3.2
             Business                                   Recitals
             Closing Balance Sheet                       2.4(c)
             Closing Date                                 2.2
             Company                                    Recitals
             Shareholder Representative                   6.11
             Company Shareholders                       Recitals
             CPR                                          11.4
             Cut-Off Date                                9.1(a)
             Dispute                                      11.1
             Employee Benefit Plan                      3.15(a)
             Environmental Action Items                9.7(a)(ii)
             Escrow Amount                               2.3(b)
             Estimated Balance Sheet                   2.4(a)(i)
             Independent Accountants                     2.4(f)
             Investigation and Remediation             9.7(c)(i)
             Material Contracts                           3.13
             Newco                                      Recitals
             Parent                                     Recitals
             Pro Rata Share                              2.3(a)
             Replacement                                  11.6
             Request                                      11.4
             Shares                                     Recitals
             Updated Disclosure                          6.7(b)

                                   ARTICLE II
                               PURCHASE OF SHARES

          2.1. Purchase and Sale of Shares. Subject to the conditions precedent hereinafter contained, on the Closing Date, Newco shall purchase from each of the Company Shareholders, and each of the Company Shareholders shall sell to Newco the number of Shares owned by such Company Shareholders as specified in Exhibit A.

          2.2. The Closing. The Closing shall take place on or before the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties will take at the Closing itself) but in no event later than October 15, 2000, or such other time and date as the Parties may mutually determine (the "Closing Date"). The consummation of the transactions contemplated hereby at the Closing shall be effective as of the Effective Time.

          2.3. Payment for Shares. On the Closing Date, subject to the terms and conditions herein contained, upon surrendering the certificates evidencing the Shares duly endorsed or accompanied by duly executed assignments separate from certificate (or an affidavit of lost certificate in form and substance reasonably acceptable to Parent), Parent shall cause Newco to pay to the Company Shareholders, the Purchase Price as follows:

               (a) Cash to Shareholders. The Estimated Purchase Price (as adjusted in accordance with Section 2.4), less the amount paid to the Escrow Agent pursuant to subsection 2.3(b) below, by wire transfer of immediately available Federal funds to each Company Shareholder of an amount equal to such Company Shareholder's proportionate share thereof based upon the respective percentage ownership of the Shares as set forth in Exhibit A hereto (such percentage ownership hereinafter referred to as such Company Shareholder's "Pro Rata Share").

               (b) Cash to Escrow. Newco shall pay to the Escrow Agent Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Escrow Amount") by wire transfer of immediately available Federal funds. The Escrow Amount shall be held, invested and applied by the Escrow Agent in accordance with the Escrow Agreement. Upon final determination of the Closing Balance Sheet, the Escrow Agent shall pay to the Company Shareholders One Million Five Hundred Thousand Dollars ($1,500,000), less any claims made but not yet paid. Upon completion of the investigation and remediation of the Environmental Action Items in accordance with Section 9.7, the Escrow Agent shall pay to the Company Shareholders the remaining Escrow Amount, less any amount for claims made but not yet paid. Notwithstanding anything to the contrary contained in this Agreement, the Escrow Amount shall not constitute part of the Purchase Price unless and until disbursed by the Escrow Agent to the Company Shareholders. For all purposes, including without limitation financial reporting and income taxation, the Escrow Amount shall constitute consideration for the purchase of the Shares which is contingent upon disbursement to the Company Shareholders from the Escrow Amount on the terms and conditions contained in the Escrow Agreement.

         2.4. Estimated Balance Sheet; Closing Balance Sheet.
              ----------------------------------------------

               (a) Pre-Closing Deliveries. No less than five (5) business days prior to the Closing Date, the Company shall prepare and deliver to Parent for Parent's review and approval:

                    (i) a pro-forma balance sheet (the "Estimated Balance Sheet") of the Company and the Subsidiaries which, except as set forth in
Section 2.4(j), shall be prepared in accordance with GAAP on a basis consistent with the Company's April 30, 2000 balance sheet;

                    (ii) a calculation of the Estimated Working Capital based on the Estimated Balance Sheet; and

                    (iii) a calculation of the Estimated Net Indebtedness based on the Estimated Balance Sheet.

               (b) Initial Purchase Price Adjustment. For purposes of Closing, the Estimated Purchase Price will be adjusted if the Estimated Working Capital is less than the Base Working Capital. If the Estimated Working Capital is less than the Base Working Capital, then the Estimated Purchase Price will be decreased on a dollar-for-dollar basis by the amount of such deficiency.

               (c) Preparation of Closing Balance Sheet. As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, the Shareholder Representative will cause the accounting firm of Arthur Andersen, LLP to prepare a balance sheet (the "Closing Balance Sheet") of the Company as of the Closing Date and a calculation of the Working Capital and Net Indebtedness as of the Closing Date based on the Closing Balance Sheet. Except as set forth in Section 2.4(j), the Closing Balance Sheet and the calculation of the Working Capital and Net Indebtedness shall be prepared in accordance with GAAP on a basis consistent with the preparation of the Company's April 30, 2000 balance sheet.

               (d) Bases for Objection. The only bases upon which Parent may dispute any matter in the Closing Balance Sheet or the calculation of the Working Capital or Net Indebtedness are: (i) the inaccuracy of such matter, whether factually or numerically; or (ii) the Closing Balance Sheet was not prepared as provided in this Agreement.

               (e) Objection by Parent. The Closing Balance Sheet and the calculation of Working Capital and Net Indebtedness shall be final and binding upon the Parties unless Parent objects to any matter in the Closing Balance Sheet or the calculation of the Working Capital or Net Indebtedness within thirty (30) calendar days after receipt of the Closing Balance Sheet by: (i) notifying the Shareholder Representative in writing of such objection; and (ii) providing the Shareholder Representative with a detailed statement describing the basis for such objection along with Parent's calculation of the Working Capital and Net Indebtedness. If the Shareholder Representative agrees with the objection of the Parent, the Estimated Purchase Price, as adjusted pursuant to
Section 2.4(b) above, shall be further adjusted in the manner set forth in
Section 2.4(h) of this Agreement. If the Shareholder Representative does not agree with the objection of Parent or with Parent's calculation of the Working Capital or Net Indebtedness, the Shareholder Representative shall, within fifteen (15) days after receipt of the objection of Parent, notify the Parent in writing of such fact. Shareholder Representative and Parent shall agree to release from the Escrow any amount not in dispute pursuant to Section 2.3(b).

               (f) Independent Accountants. The Parties shall thereafter use their reasonable best efforts to resolve the dispute; provided, that, if the Parties are unable to resolve their dispute within thirty (30) days following the expiration of the fifteen (15) day period described above, by notice of Parent or the Shareholder Representative to the other, the disagreement between the Parent and Shareholder Representative may then be submitted by either party for resolution to the Chicago, Illinois office of PricewaterhouseCoopers, LLP, or to the Chicago, Illinois office of such other firm of independent certified public accountants of national standing which has not provided substantial services to Parent, the Company, Shareholder Representatives or any of their affiliates and which firm is agreed to in writing by the Parent and Shareholder Representative (the "Independent Accountants"). If the Parent and the Shareholder Representative are unable to agree on the Independent Accountants within ten (10) days after the receipt of such notice, the Independent Accountants shall be the Chicago, Illinois office of a "Big 5" accounting firm chosen by lot (after excluding any such firm that has provided substantial services to the Parent, the Company, Shareholder Representatives or any of their affiliates). The Parties agree to execute a reasonable engagement letter if requested by the Independent Accountants. The Independent Accountants shall act as an arbitrator to determine, based on the provisions of this Section 2.4, only those matters in dispute. Within ten (10) business days after the Independent Accountants have been retained, the Parties shall deliver to the Independent Accountants and the other Party, such Party's position with respect to each matter in dispute. Within five (5) business days after the expiration of such ten (10) day period, each Party may deliver to the Independent Accountants and the other Party such Party's response to the other Party's position on each matter in dispute. With each submission, each party may also furnish to the Independent Accountants such other information and documents as it deems relevant or such documents or information that may be requested by the Independent Accountants with appropriate copies or notification being given to the other Party. The Independent Accountants may, at their discretion, conduct a conference concerning the disagreement with Parent and Shareholder Representative, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings conducted by any party or by the Independent Accountants.

               (g) Decision. The Independent Accountants shall choose one of the two positions on each disputed matter within forty-five (45) days after the submissions provided for in subsection (e) above have been delivered to the Independent Accountants. The Independent Accountants determination as to each item in dispute shall be set forth in a written statement delivered to the Parent and the Shareholder Representative and shall be final and binding on the Parties. The Independent Accountants shall determine the proportion of their fees and expenses to be paid by each Parent and the Company Shareholders, based primarily on the degree to which the Independent Accountants have accepted the positions of the respective parties. Any portion of the fees and expenses of the Independent Accountants which are the responsibility of the Company Shareholders shall be included as a liability on the Closing Balance Sheet.

               (h) Adjustments. The proposed Closing Balance Sheet and calculation of Working Capital and Net Indebtedness shall be revised as appropriate to reflect any agreement between the Parties with respect to the Closing Balance Sheet or any decision of the Independent Accountants pursuant to
Section 2.4(f) and the Estimated Purchase Price shall be adjusted as follows:

                    (i) In the event that the Working Capital based on the Closing Balance Sheet as so revised is in excess of the Estimated Working Capital, Parent shall pay such excess to Company Shareholders; provided, however, Parent shall not be required to pay the Company Shareholders pursuant to this subsection 2.4(h)(i) more than the amount by which the Purchase Price was reduced pursuant to Section 2.4(b) above. In the event that the Estimated Working Capital is in excess of the Working Capital based on the

Closing Balance Sheet as so revised, the Company Shareholders shall pay such excess to Parent.

                    (ii) In the event that the Net Indebtedness based on the Closing Balance Sheet as so revised is in excess of the Estimated Net Indebtedness, the Company Shareholders shall pay such excess to Parent. In the event that the Estimated Net Indebtedness is less than the Net Indebtedness based on the Closing Balance Sheet as so revised, Parent shall pay such excess to the Company Shareholders.

                    (iii) Any amounts owing to Parent pursuant to this Section 2.4(h) shall be paid from the Escrow Amount in accordance with the terms of the Escrow Agreement. In the event that the amount to be paid to Parent pursuant to this Section 2.4(h) exceeds the Escrow Amount, the Indemnifying Shareholders shall wire to Parent in immediately available Federal funds such excess. In the event that the Company Shareholders are entitled to a payment pursuant to this
Section 2.4(h), Parent shall pay the Company Shareholders the amount of such payment and the Escrow Amount shall be disbursed to the Company Shareholders.

               (i) Payment. Any payment pursuant to Section 2.4(h) of this Agreement shall be made within three (3) business days after an agreement between the Parties with respect to the Closing Balance Sheet or any decision of the Independent Accountants pursuant to Section 2.4(f) and shall include interest on the amount due from the Closing Date to and including the date paid in full at an annual interest rate equal to 7.5% rate of interest. Any payment to the Company Shareholders shall be made by wire transfer to such account as may be designated by the Shareholder Representative who shall be responsible to disburse such amount to the Company Shareholders in accordance with their Pro Rata Share.

               (j) Exceptions. Notwithstanding the foregoing, the Closing Balance Sheet and the Estimated Balance Sheet: ----------

                    (i) shall include year-end adjustments required by GAAP and any other adjustments resulting from the transactions contemplated in this Agreement;

                    (ii) shall reflect the Net Book Value of all of the assets of the Company and the Subsidiaries and the Net Book Value of all of the liabilities of the Company and the Subsidiaries, in each case on a consolidated basis;

                    (iii) shall include as a liability thereon; provided, that, to the extent the Company and not the Company Shareholders benefit from a tax deduction after paying any such expenses following the Closing Date, only the net amount of such liability after taking into account the benefit of such deduction shall be included as a liability:

                         A. the fees of Arthur Andersen, LLP in preparing the
Closing Balance Sheet to the extent not paid prior to Closing or out of the Estimated Purchase Price;

                         B. the fees of Arthur Andersen, LLP, Quarles & Brady,
LLP, Robert W. Baird & Co. Incorporated, Keyser Mason Ball, LLP, Northern

Environmental, the environmental consultants conducting the compliance audits and Phase I environment site assessments, and other advisors or consultants of the Company, Company Shareholders and the Shareholder Representative, in each case to the extent not paid prior to Closing or out of the Estimated Purchase Price;

                         C. the obligations of the Company to pay the "stay
bonuses" as described in Schedule 3.16(d) of the Disclosure Schedule, to the extent not paid out of the Estimated Purchase Price;

                         D. the obligation of the Company to participants in
the Company's stock appreciation rights plan described in Schedule 3.16(a) of the Disclosure Schedule, to the extent not paid out of the Estimated Purchase Price;

                         E. the Taxes payable by the Company as a result of the
Section 338(h)(10) Election;

                         F. the Taxes payable by the Company post-closing as a
result of the disposition of any assets described in Section 6.15; and

                         G. the fees and expenses of title insurance policies
(but not the endorsements required by Parent) described in Section 6.6, to the extent not paid prior to Closing or out of the Estimated Purchase Price.

                         H. the obligations of the Company for payroll or other
deductions from employees from payment to third parties on a future date; and

                         I. the obligations of the Company pursuant to Schedule
3.16 (a)(9) and (11).

                    (iv)  shall not include as an asset or a liability thereon:

                         A. any of the assets or liabilities described in
Section 6.15; or

                         B. any notes payable by the Company to any Company
Shareholder or any notes receivable by the Company from any Company Shareholder.

                         C. any accrual or reserve for Hawaii 2001 sales
contest.

                    (v) for purposes of the Closing Balance Sheet only, shall include an Inventory asset line item based on a schedule detailing the results of a physical inventory conducted by the Company and observed by representatives of the Buying Group, including but not limited, to Arthur Andersen, L.L.P. within three (3) days of the Closing Date, and be prepared in accordance with GAAP.

                    (vi) shall reflect an increase in certain reserves designated by Parent in a dollar amount equal to the product of (A) Thirty-Two Million (32,000,000) less (the aggregate purchase price allocated in accordance with Section 6.17(f) to the Machinery and Equipment and Inventory less such assets' aggregate adjusted tax basis), times (B) .23 (the "Allocation Adjustment"); provided that (x) the Allocation Adjustment shall be reduced by the product of (the aggregate Purchase Price allocated to Buildings less such assets' aggregate adjusted tax basis (the "Difference")) times .05, but only to the extent such Difference results in Section 1250 of the Code recapture to the Company Shareholders; and (y) the Allocation Adjustment amount shall be in addition to any increases/decreases in the reserves determined in accordance with subsection 2.4(j)(i) above. To the extent that the parties make a Section 338(h)(10) Election with respect to Leeson Canada Inc., and the allocation of Purchase Price to assets of Leeson Canada Inc. in excess of such assets' aggregate adjusted tax basis (the "Spread") creates taxable income to Company Shareholders that results in taxes computed at rates in excess of the applicable capital gains rates (less applicable tax credits), the Parties agree to equitably adjust the Allocation Adjustment to offset such difference.

               (k)  Cooperation.

                    (i) The Shareholder Representative will make the work papers and back-up materials used in preparing the Closing Balance Sheet, and any related books, records and representatives of Arthur Anderson, LLP, available to Parent and its accountants and other representatives and to the Independent Accountants resolving any claim concerning the Closing Balance Sheet at reasonable times and upon reasonable notice at any time during (A) the preparation of the Closing Balance Sheet, (B) the review by Parent of the Closing Balance Sheet, and (C) the resolution by the Parent and the Shareholder Representative of any objections to the Closing Balance Sheet.

                    (ii) Parent will, and will cause the Company to, make the work papers and back-up materials used in (or necessary for) the Closing Balance Sheet, and any books, records and financial staff of Parent and the Company and their accountants and other representatives, available to the Shareholder Representative and Arthur Andersen, LLP and their other representatives and to the Independent Accountants resolving any claim concerning the Closing Balance Sheet at reasonable times and upon reasonable notice at any time during (A) the preparation of the Closing Balance Sheet, (B) the review by the Shareholder Representative of Parent's objections to the Closing Balance Sheet, and (C) the resolution by Parent and the Shareholder Representative of any objections to the Closing Balance Sheet.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                          OF INDEMNIFYING SHAREHOLDERS

          All representations and warranties of the Indemnifying Shareholders are made subject to the exceptions which are noted in the Disclosure Schedule and in any other schedules attached to this Agreement, as supplemented from time to time by the Company Shareholders hereafter and prior to the Closing Date in accordance with the terms of this Agreement. Each representation and warranty is true and correct on the date hereof, and shall survive the Closing of the transactions as provided for herein. Subject to the foregoing, the Indemnifying Shareholders hereby represent and warrant to Parent and Newco as follows:

          3.1. Organization and Authority.

               (a) The Company is a corporation validly existing and in active status under the Laws of the State of Wisconsin. Each Subsidiary is a corporation validly existing and in active status under the Laws of the jurisdiction of its incorporation. The Company is, and each Subsidiary is, duly qualified to conduct business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. Any states or other jurisdictions in which Company or a Subsidiary is licensed or qualified to do business are listed in the Disclosure Schedule.

               (b) The Company and each Subsidiary have all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

               (c) The Disclosure Schedule sets forth: (i) the authorized capital stock of the Company and each Subsidiary; (ii) the name of the shareholders of the Company and the Subsidiaries and (iii) the number of shares of capital stock of the Company and each Subsidiary owned by each shareholder thereof. No shares of capital stock of the Company or any Subsidiaries are issued or outstanding except as set forth in the Disclosure Schedule. All of the outstanding shares of the Common Stock and all of the outstanding the shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, except, with respect to the Company and Leeson Electric International, Inc., as set forth in Section 180.0622(b) of the Wisconsin Statutes, as judicially interpreted. The outstanding shares of the capital stock of each Subsidiary owned by the Company are free and clear of all liens, claims, encumbrances and restrictions. No shares of capital stock of, or other ownership interest in, the Company or any Subsidiary are reserved for issuance and, except for this Agreement, there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements or understandings relating to the capital stock of the Company or any Subsidiary pursuant to which the Company or a Subsidiary is or may become obligated to issue or exchange any shares of its capital stock.

               (d) Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any other corporation or have any direct or indirect equity or other ownership interest in any entity or business. No Subsidiary owns, directly or indirectly, any capital stock or other equity securities of any other corporation or has any direct or indirect equity ownership interest in any entity or business.

               (e) The officers and directors of the Company and each of the Subsidiaries are set forth in the Disclosure Schedule.

               (f) True and complete copies of the charter documents of the Company and each of the Subsidiaries have been delivered to Parent. The minute books of the Company and the Subsidiaries which have been provided to Parent for examination contain complete and accurate records of all material corporate action taken by the Board of Directors and stockholders of the Company and the Subsidiaries.

          3.2. Authority; Validity. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered (such other documents sometimes referred to herein as "Ancillary Instruments") by the Company pursuant hereto and the consummation by Company of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of the Company. No corporate act or proceeding on the part of Company is necessary to authorize this Agreement or the Ancillary Instruments or the consummation by Company of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the Ancillary Instruments to be executed and delivered by Company pursuant hereto will constitute, valid and binding agreements of Company, enforceable against Company in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally, and by general equitable principles.

          3.3. No Violation. Except as set forth on the Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Instruments by the Company and the consummation by Company of the transactions contemplated hereby will not cause a violation under any provision of (a) the Articles of Incorporation or Bylaws of the Company or any of the Subsidiaries; (b) any Material Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary may be bound; or (c) any Order or Law of any Government Entity to which the Company or any Subsidiary is subject.

          3.4. Third Party Consents. Except for the expiration of the applicable waiting period under the HSR Act, the notice requirements under the Investment Canada Act and for the third party consents listed on the Disclosure Schedule, no material approval, authorization, notice, consent or other action by or filing with any Person is required for the Company's execution, delivery and performance of this Agreement or the Ancillary Instruments and the consummation of the transactions contemplated hereby.

          3.5. Financial Statements. The Disclosure Schedule contains complete and accurate copies of the Financial Statements. All of such Financial Statements (a) have been prepared in accordance with the books and records regularly maintained by the Company and the Subsidiaries, (b) fairly present the assets, liabilities, financial condition and results of operation of the Company and the Subsidiaries and (c) were prepared in accordance with GAAP consistently applied throughout all periods, subject, in the case of the interim statements, to normal year-end and audit adjustments and any other adjustments described therein and to the absence of footnotes thereto.

          3.6. Tax Matters.
               -----------

               (a) The Company and the Subsidiaries have filed all federal, state, local and foreign Tax Returns required to be filed by each of them and have paid or made adequate provisions for the payment of all Taxes due on such returns. All Tax Returns filed by the Company and each Subsidiary for each taxable period were complete and accurate in all respects. Except as set forth in the Disclosure Schedule, no Tax Returns the due date of which was on or after December 31, 1994, filed by the Company or any Subsidiary have been audited and no claims for additional Taxes for any taxable period have been made by any taxing authority and are pending. The Company and each Subsidiary has duly withheld and paid all Taxes which it is required to withhold and pay relating to amounts heretofore paid or owing to any employee, independent contractor, creditor, Company Shareholder or any other third party.

               (b) Neither the Company nor any Subsidiary has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income tax return.

               (c) Neither the Company nor any Subsidiary is (i) a party to, is bound by, or has any obligation under, or potential liability with regards to, any Tax allocation or Tax sharing or Tax indemnification agreement or similar contract or arrangement, or (ii) has any liability for the Taxes of any person under Reg. ss. 1.1502-6 promulgated under the Code (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

               (d) Except as set forth in the Disclosure Schedule, neither the Company nor any Subsidiary has received from the Internal Revenue Service or any other taxing authority any notice of underpayment of taxes, assessment of additional Taxes, or other deficiency which has not been paid nor any objection to any Tax Return filed by Company or any Subsidiary. Neither the Company nor any Subsidiary has entered into any agreement or granted any waiver extending the statutory period of limitations applicable to any Tax Return. There are no disputes or other legal proceedings relating to Taxes. No power of attorney has been granted by or with respect to the Company or any Subsidiary with respect to any matter relating to Taxes.

               (e) Since January 1, 1994, no claim has been made or asserted by a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to Taxes assessed by such jurisdiction.

               (f) The Company properly and timely filed a valid election under Code Section 1362 to be treated as an S corporation as defined under Code
Section 1361 for Federal income tax purposes effective on November 1, 1987 and has a corresponding election in effect under the laws of Wisconsin, Illinois, Minnesota, North Carolina and Ohio effective on November 1, 1987. Such elections have remained in effect since such times. Except for transactions contemplated by this Agreement, neither the Company Shareholders, the former Company Shareholders nor the Company have taken any action nor omitted to take any action, nor has any event or transaction occurred, that would result in the revocation or termination of any such elections at any time. The Company does not have any "net unrealized built-in gain," as such phrase is defined in Sections 1374(d) of the Code.

               (g) There are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary.

               (h) Neither the Company nor any Subsidiary is a party to or bound by any contract, agreement, plan or arrangement covering any Company Employee or former Company Employee of the Company or any Subsidiary nor is there any agreement or understanding (including this Agreement) that the Company or any Subsidiary is a party to that under any circumstances could obligate the Company, or any Subsidiary, to make payments to Company Employees or former Company Employees that, individually or in the aggregate, could give rise to any payment (nor have any payments been made) that would not be deductible pursuant to Sections 280G or 162 of the Code).

               (i) Neither the Company nor any Subsidiary has applied for any Tax ruling, entered into any closing agreement with a taxing authority, filed an election under Code Section 338(g) or Code Section 338(h)(10) (nor has a deemed election under Code Section 338(e) occurred), filed any consent under Code
Section 341(f) or agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as defined in Code Section 341(f)(4)) owned by the Company or Subsidiary as the case may be.

               (j) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section
897(c)(1)(A)(ii) and Parent and Newco are not required to withhold Tax on the purchase of the Shares by reason of Code Section 1445.

               (k) The Company has made available to the Parent true and correct copies of all requested Federal and state income franchise, and other Tax Returns with respect to Company together with true and correct copies of all requested accountants' work papers relating to the preparation thereof.

               (l) Neither the assets of the Company or any Subsidiary are treated as "tax-exempt use property" within the meaning of Code Section 168(h) nor secure any debt the interest of which is exempt from Tax under Section 103 of the Code. Neither the Company nor any Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Neither the Company nor any Subsidiary have been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement. Except for Leeson Canada Inc., neither the Company nor any Subsidiary have participated in an international boycott as defined in Code Section 999. Neither the Company nor any Subsidiary has agreed, nor are either required to make, any adjustment under Code Section 263A, 481(a) or 482 (or similar provision of any Tax law) by reason of a change in accounting method or otherwise. Neither the Company nor any Subsidiary has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. The Company and each Subsidiary are in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance. Since January 1, 1994 , neither the Company nor any Subsidiary has received a written tax opinion with respect to any transaction, nor has the Company received a written tax opinion with respect to any transaction relating to the Company or any Subsidiary, other than a transaction in the ordinary course of business. Neither the Company nor any Subsidiary is the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to an understanding or arrangement described in
Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code. Neither the Company nor any Subsidiary is a party to a lease agreement involving a defeasance of rent, interest or principal.

               (m) Leeson Canada Inc. is not (and has never been) engaged in a United States trade or business and is not subject to Taxes of the United States nor any state or local taxing jurisdiction thereof.

               (n) The provision made for Taxes set forth on the face of the unaudited balance sheet (excluding in any notes thereto) of the Company and each Subsidiary as at April 30, 2000 is sufficient for the payment of all taxes at April 30, 2000, and for all years and periods prior thereto. Since April 30, 2000, except as set forth on the Disclosure Schedule, the Company has not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of the Company and each Subsidiary and other than Taxes which incurred in connection with the consummation of the transactions contemplated by this Agreement.

          3.7. No Material Adverse Change. Since April 30, 2000, there has been no material adverse change in the business, financial position, or results of operations of the Company and the Subsidiaries, taken as a whole. Except (i) as and to the extent disclosed in the Disclosure Schedule; (ii) liabilities or obligations to perform or pay under the executory portion of any Material Contract, or under the executory portion of any other agreement or commitment of any kind by which Company is bound and which was entered into in the ordinary course of business, is on commercially reasonable terms, and is consistent with Company's past practices; or (iii) as and to the extent reflected or reserved against in the unaudited balance sheet of the Company as of April 30, 2000, neither Company nor any Subsidiary has any material liabilities other than liabilities and obligations incurred since April 30, 2000 in the ordinary course of business.

          3.8. Absence of Certain Changes. Since April 30, 2000, and except as disclosed on the Disclosure Schedule, neither the Company nor any Subsidiary has:

               (a) redeemed, purchased or acquired any shares of its capital stock;

               (b) issued any shares of its capital stock or securities convertible into any capital stock;

               (c) incurred any Indebtedness;

               (d) discharged or satisfied any material debt or obligation;

               (e) sold, assigned, transferred or leased any of its material assets, except in the ordinary course of business;

               (f) cancelled or discharged any material debt or claim;

               (g) made or granted any bonus or wage or salary increase to any Company Employee, except in the ordinary course of business, or made or granted any increase in any Employee Benefit Plan;

               (h) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

               (i) made any change in any method of accounting or accounting policies;

               (j) amended its charter documents;

               (k) entered into any material agreement other than in the ordinary course of business; or

               (l) received notice of any general labor dispute or disturbance, other than routine individual grievances which are not material to the Business.

          3.9.  Assets.
                ------

               (a) The Company and each Subsidiary have good and marketable title to all of its respective assets and properties free and clear of all mortgages, liens, claims, security interests, encumbrances and restrictions except (i) those listed on the Disclosure Schedule, (ii) liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made, and (iii) municipal and zoning ordinances and easements for public utilities, none of which matters in the foregoing clauses (ii) through (iii) interfere with the use of the property as currently utilized or affect the marketability of title thereto.

               (b) All of the Company's and the Subsidiaries' tangible property currently being used in the operation of their business are in good operating condition and repair, subject to normal wear and tear.

               (c) Except as set forth in the Disclosure Schedule, all of the tangible personal property owned by the Company or the Subsidiaries is located on the Real Property, except goods in transit sold in the ordinary course of business.

               (d) To the extent materially necessary to operate the business of the Company, all computer hardware, software, databases, systems and other computer equipment (collectively, "Software") used by the Company or the Subsidiaries can be used during and after the calendar year 2000, without error relating to year 2000 problems relating to the processing, calculating, comparing, sequencing or other use of the data, except to the extent that a failure to do so would not reasonably be expected to have a material adverse effect on the Company.

          3.10. Bank Accounts. The Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Subsidiary maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, and the type and number of each such account.

          3.11. Litigation. Except for benefit claims made by participants in the Employee Benefit Plans of the Company and any Subsidiary, Company Employees in the ordinary course or as set forth in the Disclosure Schedule, there is no action, suit, arbitration, inquiry, proceeding, governmental investigation or claim, whether civil, criminal or administrative, pending or, to Company's Knowledge, threatened against Company or any Subsidiary, employee, officer or director in connection with the business, operations or affairs of the Company or any Subsidiary. The Disclosure Schedule sets forth all litigation to which the Company or any of its Subsidiaries or directors (in such capacity) have been parties since 1997. Neither the Company nor its business or assets is subject to any Order of any Government Entity.

          3.12. Compliance With Law.
                -------------------

               (a) Compliance. Except as set forth in the Disclosure Schedule, the Company and Subsidiaries are in material compliance with all applicable Laws.

               (b) Licenses and Permits. The Company and the Subsidiaries have all governmental licenses, permits, approvals, authorizations and consents and all certifications required for the conduct of the Business (as presently conducted) and operation of the facilities used in the Business. All such licenses, permits, approvals, authorizations, consents and certifications are in full force and effect. Except as set forth in the Disclosure Schedule, the Company and Subsidiaries are and have been in material compliance with all such permits, licenses, approvals, authorizations, consents and certifications.

          3.13. Insurance. The Disclosure Schedule contains a complete list and description of all insurance policies maintained by the Company and the Subsidiaries. Since January 1, 1997, the Company and the Subsidiaries have not had a lapse of insurance coverage and have not had any application for insurance coverage denied. Such insurance policies are in full force and effect and Company and the Subsidiaries have not received any notice of any cancellation of such insurance. There is no claim by Company or any Subsidiary pending under such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and to the Company's Knowledge, no basis exists for denial of any claim under any such policy.

          3.14. Material Contracts and Commitment.
                ---------------------------------

               (a) The Disclosure Schedule sets forth a complete list of each executory contract and lease to which the Company or a Subsidiary is a party (the "Material Contracts") which constitute:

                    (i) a lease of personal property involving annual consideration in excess of $75,000;

                    (ii) a Real Property lease;

                    (iii) a labor union or other collective bargaining contract;

                    (iv) a loan agreement, promissory note, letter of credit, or other evidence of indebtedness (other than advances to Company Employees less than $25,000 in the ordinary course of business) whether as a signatory, guarantor or otherwise;

                    (v) an agreement not to compete in any business or geographic area;

                    (vi) an agreement with a shareholder, officer or director of the Company or any Subsidiary;

                    (vii) an employment agreement with any Company Employee or consultant;

                    (viii) a partnership, limited liability company, joint venture or similar agreement;

                    (ix) a guarantee or similar agreement;

                    (x) a sales representative or distributor agreement with the top twenty-five (25) of each in terms of total dollar sales in fiscal 1999;

                    (xi) a mortgage, security agreement, sale/leaseback agreement or other agreement which effectively creates a lien on any assets of the Company or any Subsidiary;

                    (xii) an agreement for the purchase of capital assets or for remodeling or construction which involves payment of $100,000 or more;

                    (xiii) a purchase order for merchandise or supplies which involves payments of $100,000 or more and is not terminable by the Company without cost or penalty upon sixty (60) days' or less notice;

                    (xiv) a sales contract or commitment which involves shipments of product valued at $250,000 or more and is not terminable by the Company without cost or penalty upon sixty (60) days' notice or less;

                    (xv) a power of attorney; or

                    (xvi) any other agreement not covered by the preceding subsections which (A) involves payments or other obligations in excess of $100,000, (B) is otherwise material to the operation of the Business.

               (b) The Company has made available to Parent true, correct and complete copies of the Material Contracts, including, without limitation, all amendments and modifications thereto.

               (c) All of the Material Contracts are valid, binding and enforceable obligations of the Company or a Subsidiary, as the case may be, and to the Company's Knowledge, the other parties thereto. Except as disclosed in the Disclosure Schedule, neither the Company nor any Subsidiary is in breach or violation of, or default under, any provision of any Material Contract. To the Company's Knowledge, no third party is in breach or violation of, or default under, any provision of any Material Contract, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute default thereunder.

          3.15. Labor Matters.
                -------------

               (a) Neither the Company nor the Subsidiaries are a party to any labor agreement with respect to their respective employees with any labor union. Except as set forth in the Disclosure Schedule, in the last five years, neither the Company nor the Subsidiaries have experienced any general labor disputes, work stoppage or, to the Company's Knowledge, union organization attempts. Except to the extent set forth in the Disclosure Schedule, (a) the Company and each Subsidiary are in compliance with all applicable Laws respecting employment practices, terms and conditions of employment and wages and hours; (b) neither the Company nor either Subsidiary is engaged in any unfair labor practice; (c) there is no unfair labor practice charge or complaint against Company or any Subsidiary pending or, to the Company's Knowledge, threatened before the National Labor Relations Board or any similar state or provincial agency; (d) there are no administrative charges or court complaints against Company or any Subsidiary concerning alleged employment discrimination or other employment related matters pending or, to the Knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission or any other government entity (or equivalent commission or government entity in a foreign jurisdiction); and
(e) no question concerning representation by a union has been made to the Company or, to the Company's Knowledge, is threatened respecting the employees of the Company.

               (b) The Company and the Subsidiaries have complied with the applicable provisions of federal immigration and labor law, and, in particular, has, to the Company's Knowledge, employed only those individuals authorized to work in the United States as required by the Immigration Reform & Control Act of 1986 (as amended) and its underlying regulations. Neither the Company nor the Subsidiaries have in the past five years been the subject of any inspection, audit, investigation, raid, complaint, or other proceeding involving the Immigration and Naturalization Service, the Department of Justice, or the Department of Labor regarding its compliance with these laws. Neither the Company nor the Subsidiaries have in the past five years been warned, fined, or otherwise penalized because it has failed to comply with these Laws and, to the Company's Knowledge, no such action has been threatened against it. Neither the Company nor the Subsidiaries have ever complied with all requirements for the completion, reverification and updating, and maintenance of INS form

I-9 for all of its current employees and for any other individuals employed within the three years prior to the Closing Date. 3.16. Employee Benefit Plans.

          3.16. Employee Benefit Plans.
                ----------------------

               (a) The Disclosure Schedule sets forth all written pension, medical, dental, life, accident insurance, employee welfare, disability, group insurance, and other similar fringe or employee benefit plans, programs and arrangements, and any severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of ERISA), which are currently provided to, for the benefit of, or relate to, any current or former Company Employees, and non-employee directors of or consultants to the Company or any Subsidiary, or any dependent thereof. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Benefit Plans," and each individually as an "Employee Benefit Plan." Except as set forth in the Disclosure Schedule, no Employee Benefit Plan is a "multiemployer plan" (as defined in Section 4001 of ERISA) or other pension plan subject to Title IV or ERISA, and neither the Company nor any Subsidiary nor any ERISA Affiliate has ever maintained, contributed or been obligated to contribute to any such plan.

               (b) To the Knowledge of Company, there have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Benefit Plan, and no event or omission has occurred in connection with any Employee Benefit Plan which could have a material adverse effect on the Company and the Subsidiaries, taken as a whole, under ERISA, the Code or any other Law applicable to any Employee Benefit Plan.

               (c) With respect to each Employee Benefit Plan, except as set forth in the Disclosure Schedule: (i) all payments due from the Company or any Subsidiary to date have been made and all amounts properly accrued to date as liabilities of Company and any Subsidiary which have not been paid have been properly recorded on the books of Company or any Subsidiary; (ii) all applicable Laws and regulations, including but not limited to ERISA and the Code have been satisfied, except where failure to do so would not result in any material liability to the Company and the Subsidiaries, taken as a whole; (iii) each Employee Benefit Plan has been administered in accordance with its terms and the terms of its summary plan description; (iv) each Employee Benefit Plan which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification that takes into account the changes required by TRA `86, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and to the Company's Knowledge, nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (v) there are no actions, suits or claims pending (other than routine claims for benefits) and no audits by any Governmental Entity pending with respect to such Employee Benefit Plan or against the assets of such Employee Benefit Plan, and to the Company's Knowledge, no act or omission has occurred which could result in any such actions, suits or claims (other than routine claims for benefits); and (vi) no accumulated funding deficiency, as defined in ERISA or the Code, or reportable event, as defined in ERISA, has occurred.

               (d) Except as set forth in the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former Company Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or
Section 4975 of the Code for which an exemption is not available.

               (e) Except as set forth in the Disclosure Schedule, no Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Benefit Plan that is an employee benefit pension plan, (iii) deferred compensation benefits that are accrued as liabilities on the books of the Company or Subsidiary, or (iv) disability benefits under any employee welfare benefit plan.

               (f) Except as set forth in the Disclosure Schedule, neither the Company nor any Subsidiary has an announced plan or legally binding commitment to create any additional employee benefit plans or to amend or modify any existing Employee Benefit Plan, except to the extent required by Law.

               (g) With respect to each Employee Benefit Plan, the Company has made available to Parent true and correct copies of:

                    (i) the plan document, all amendments thereto, the summary plan description and any summary of material modifications thereto, and any other related document (including but not limited to the trust agreement maintained with respect to such plan);

                    (ii) Form 5500 annual reports for plan years beginning in 1998 and the preceding two years; and

                    (iii) with respect to each Employee Benefit Plan that is intended to be qualified under Code section 401(a), the most recent favorable determination letter issued by the Internal Revenue Service

          3.17. Environmental Matter.
                --------------------

               (a) The Company and the Subsidiaries are in material compliance with applicable Environmental Laws, except as set forth in the Disclosure Schedule.

               (b) Except as set forth in the Disclosure Schedule, there is no litigation nor any demand, claim, hearing or written notice of violation pending or to the Company's Knowledge, threatened against the Company or any Subsidiary in connection with any Environmental Laws, and the Company has not received any written notice from any Government Entity that the Company or any Subsidiary is in violation, or is allegedly in violation of, does not comply or allegedly does not comply with, is responsible or potentially responsible for the investigation or cleanup of Hazardous Substances under, or that there is a basis for liability or alleged liability under, any Environmental Law.

               (c) Except as set forth in the Disclosure Schedule, there are no past or present conditions, acts or omissions with respect to the operations of the Business, the activities of the Company or any Subsidiary or the condition of any Real Property currently or formerly owned or leased by Company or any Subsidiary that could reasonably be expected to give rise to any claim, remedy or penalty against or obligation of the Company or any Subsidiary under any Environmental Law.

               (d) Except as set forth in the Disclosure Schedule, the Company and all Subsidiaries has obtained all Permits necessary for the operation of the Business as it is currently being conducted under Environmental Laws. All such Permits are in full force and effect and the Company and all Subsidiaries are in material compliance with the terms and conditions of such Permits.

               (e) Except as set forth in the Disclosure Schedule, the Real Property does not contain underground storage tanks, friable asbestos or PCBs other than as may be contained in electric transformers in compliance with Environmental Laws.

               (f) Except as set forth in the Disclosure Schedule, neither the Company nor any Subsidiary has entered into any agreement that requires it to pay, reimburse, guaranty, pledge, defend, indemnify or hold harmless any person for or against liabilities or costs arising in connection with Hazardous Substances or under Environmental Laws.

          3.18.  Proprietary Right.
                 -----------------

               (a) The Disclosure Schedule lists all patents, patent applications, trade names, trademarks, service marks, trademarks registrations, service mark registrations, trade mark applications, service mark applications, registered copyrights, and copyright applications owned by or licensed to the Company or any Subsidiary (the "Proprietary Rights"). The Disclosure Schedule also lists any material intellectual property licenses granted by the Company or a Subsidiary to any third party or by any third party to the Company or a Subsidiary.

               (b) There is no claim against the Company or any Subsidiary alleging that the Company or any Subsidiary infringes on the proprietary rights of others pending or, to the Company's Knowledge, threatened. Neither the Company nor any Subsidiary infringes on the proprietary rights of others and, to the Company's Knowledge, the Proprietary Rights of the Company and the Subsidiaries have not been infringed by any third party.

               (c) In order to conduct the business of the Company or any Subsidiary, as such is currently being conducted or proposed to be conducted, the Company and any Subsidiary do not require any proprietary rights other than the Proprietary Rights or rights granted or afforded to or by the Company or any Subsidiary pursuant to a Material Contract.

               (d) All royalties and minimum royalties payable under any license agreement to which the Company or a Subsidiary is a party as of the date hereof have been paid. The Company and the Subsidiaries are not in breach or of or default under any such license or other agreement. Each license agreement is a valid obligation of the Company or such Subsidiary. Except as set forth in the Disclosure Schedule to Seller's Knowledge, there are no facts which would render any of the Proprietary Rights invalid or unenforceable.

          3.19.  Real Property.
                 -------------

               (a) The Disclosure Schedule contains a complete and accurate list of all the Real Property.

               (b) All of the Real Property has rights of access to public roads and, to the Knowledge of the Company, there is no pending or threatened restriction or denial, governmental or otherwise, upon such access.

               (c) Except as set forth in the Disclosure Schedule, there is not, to the Knowledge of the Company, any claim of adverse possession or prescriptive rights involving any of the Real Property.

               (d) There is no (i) outstanding Order requiring any repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat; or (ii) structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements there at (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property).

               (e) Except as set forth in the Disclosure Schedule, neither the Company nor any Subsidiary has any option or right to purchase any real estate and no other party has any option or right to purchase any Real Property that is owned by the Company.

               (f) There are now in full force and effect for each location of Real Property where required duly issued certificates of occupancy permitting the Real Property to be legally used and occupied as the same is now constituted. The Real Property is zoned so as to permit as a matter of right the current uses thereon. The Real Property is in material compliance with all building codes, statutes, Laws, ordinances, rules and regulations, and all restrictions, covenants and agreements of record. To the Company's Knowledge, no condition or matter exists (including without limitation any law, ordinance or regulation) that would render the Real Property unsuitable for or prohibit its current use. Except as set forth on the Disclosure Schedule, no special assessments currently affect the Real Property, and, to the Company's Knowledge, there are no planned or public improvements which may affect the Real Property. No portion of the Real Property is located in a flood plain, flood prone, or flood hazard area or in a wetlands area. To the Company's Knowledge, neither the whole nor any part of the Real Property is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed.

          3.20. Accounts Receivable. All of the accounts receivables of the Company and the Subsidiaries to non-affiliated parties reflected on their respective books and records represent arm's length sales actually made in the ordinary course of business and, to the Knowledge of the Company, are not in dispute.

          3.21. Product Matters.
                ---------------

               (a) Except as set forth in the Disclosure Schedule, there is no pending, or to the Company's Knowledge, threatened product warranty claim alleging damages in excess of $50,000 (whether or not covered by insurance).

               (b) Except as set forth in the Disclosure Schedule, there is no pending, or to the Company's Knowledge, threatened claim arising out of an injury to individuals or property as a result of owning or using any product manufactured or sold by the Company or any Subsidiary alleging damages in excess of $50,000 (whether or not covered by insurance).

               (c) Since 1995, there has been no adverse judgement or other final adjudicated claim or suit against the Company alleging a defect in design, construction or manufacture of products manufactured by the Company or any Subsidiary.

               (d) Since January 1, 1995, there have been no product recalls with respect to any products manufactured by the Company or a Subsidiary (other than products returned in the ordinary course of business). To the Company's Knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign or program.

               (e) The products manufactured by the Company or any Subsidiary have been designed and manufactured so as to meet and comply with all applicable governmental standards and specifications in effect when the products were sold. Such products have received all applicable government approvals necessary to allow their sale and use.

          3.22.  Customer; Supplier and Sales Representatives.
                 --------------------------------------------

               (a) The Disclosure Schedule sets forth a list of the top fifteen
(15) customers and the top ten (10) suppliers of the Company and any Subsidiary by dollar volume of sales and purchases, respectively, for the last two completed fiscal years. To the Company's Knowledge, the top twenty-five (25) customers and top fifteen (15) suppliers will continue to be customers or suppliers of the Company after the Closing. None of said customers or suppliers has notified the Company or any Subsidiary that it intends to discontinue its relationship with the Company.

               (b) The Disclosure Schedule sets forth a list of all sales representatives and top twenty-five (25) distributors of Company or any Subsidiary. Except as set forth in the Disclosure Schedule neither the Company nor any Subsidiary has terminated any of these sales representatives or distributors in the past three years. To the Company's Knowledge, such sales representatives and distributors will continue to be sales representatives and distributors of the Company after the Closing. None of the said sales representatives or distributors has notified the Company or any Subsidiary that it intends to discontinue its relationship with the Company or any Subsidiary.

               (c) The Disclosure Schedule contains a list of the top twenty-five (25) manufacturers or distributors for which the Company or any Subsidiary serves as a sales representative, dealer or distributor of such company's products or services. To the Company's Knowledge, said manufacturer's or distributors will continue to be manufacturers or distributors to the Company after the Closing. None of said manufacturers or distributors has notified the Company or any Subsidiary that it intends to discontinue its relationship with the Company or any Subsidiary.

          3.23. Affiliates' Relationships to the Company. All leases, contracts, agreements or other arrangements between the Company or any Subsidiary and any "Affiliate" (as defined in the Securities Exchange Act of 1934) of the Company or any Subsidiary are set forth in on the Disclosure Schedule. No Affiliate has any direct or indirect interest in (i) any entity which does business with the Company or any Subsidiary or is competitive with the Company's business, or (ii) any property, asset or right which is used by the Company or any Subsidiary in the conduct of its business. All obligations of any Affiliate to the Company or any Subsidiary, and all obligations of Company or any Subsidiary to any Affiliate, are listed on the Disclosure Schedule.

          3.24. Management Information System. The Company's and the Subsidiaries' management information systems have functioned substantially as intended and, to the Company's Knowledge, do not contain any defects which would have a material adverse change on the Company and the Subsidiaries, taken as a whole.

          3.25. Assets Necessary to Business. The assets and properties of the Company and the Subsidiaries include all assets necessary for the Company and the Subsidiary to carry on the Business as currently conducted.

          3.26. No Brokers or Finders. Neither Company nor any of its directors, officers, employees, Company Shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof, except Robert W. Baird & Co. Incorporated.

          3.27. Limitation on Representations and Warranties. Except as set forth in this Article III, the Company makes no express or implied warranty of any kind whatsoever, including with respect to (a) any information furnished by the Company or its financial advisor, Robert W. Baird & Co. Incorporated, or any of the Company's other representatives or agents, (b) the physical condition or value of any of the assets of the Company, (c) the value of the Common Stock, or
(d) the future profitability or future earnings performance of the Company or the Subsidiaries. Without limiting the generality of the foregoing, other than the representations and warranties set forth in Section 3.17 and the indemnification in Section 9.7, no other representation or warranty in this Agreement shall apply with respect to any Environmental Law, Hazardous Substances or any other environmental matter.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                             OF COMPANY SHAREHOLDERS

          Each Company Shareholder severally represents and warrants Parent and Newco as follows. Each representation and warranty is true and correct on the date hereof, and shall survive the Closing as provided herein.

          4.1. Power. Such Company Shareholder has full power, legal right and authority to enter into, execute and deliver this Agreement and the Ancillary Instruments to be executed and delivered by such Company Shareholder pursuant hereto and to carry out the transactions contemplated hereby and has the legal right, power and authority to transfer, assign and deliver such Company Shareholder's Shares and the shares of Leeson Canada Inc. as provided in this Agreement, and such delivery will convey to Newco good and marketable title to such shares, free and clear of all liens, claims, agreements and encumbrances of any kind whatsoever.

          4.2. Claim and Proceedings. There is no legal action, arbitration, or investigation pending, or to such Company Shareholder's knowledge, threatened against such Company Shareholder that could adversely affect or prevent the purchase and sale of the Shares and the shares of Leeson Canada Inc. owed by the Company Shareholder.

          4.3. Validity. This Agreement has been duly and validly executed and delivered by such Company Shareholder and when executed by each other party thereto is, and when executed and delivered the other Ancillary Instruments to be executed and delivered by such Company Shareholder pursuant hereto, will constitute valid and binding agreements of such Company Shareholder, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                               OF PARENT AND NEWCO

          Parent and Newco each represent and warrant to the Company and Company Shareholders as follows. Each representation and warranty is true and correct on the date hereof, and shall survive the Closing of the transactions as provided herein.

          5.1. Organization. Parent is a corporation validly existing and in active status under the Laws of the State of Wisconsin. Parent has all requisite corporate power to enter into this Agreement and the Ancillary Instruments to be executed and delivered by Parent and to carry out the transactions contemplated hereby and thereby. Newco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wisconsin. Newco has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Newco and to carry out the transactions contemplated hereby and thereby.

          5.2. No Violation. The execution and delivery of this Agreement by Parent and Newco and the consummation by Parent and Newco of the transactions contemplated hereby will not cause a breach or violation of or default under any provision of (a) the Articles of Incorporation or Bylaws of Parent or Newco; (b) any contract to which Parent or Newco is a party or by which Parent or Newco may be bound; or (c) any Order or Law of any Government Entity to which Parent or Newco is subject.

          5.3. Authority; Validity. The execution and delivery of this Agreement and the Ancillary Instruments to be executed and delivered by Parent and Newco pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Parent and Newco and by Parent as the sole shareholder of Newco. No other corporate act or proceeding on the part of Parent or Newco is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Parent or Newco pursuant hereto or the consummation by Parent or Newco of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Parent and Newco pursuant hereto will constitute, valid and binding agreements of Parent or Newco, enforceable against Parent and Newco in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally, and by general equitable principles.

          5.4. Third Party Consents. Except for the exception of the applicable waiting period under the HSR Act and for notice requirements under the Investment Canada Act, no material approval, authorization, notice, consent or other action by or filing with any Person is required for Parent's or Newco's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          5.5. Investment Intent. Buying Group is acquiring the Shares for their own account, for investment or operational purposes, and not with a view to resale or for distribution of all or any portion of the Common Stock.

          5.6. Financing. Newco is a newly formed entity which has conducted no business other than in connection with the transactions contemplated by this Agreement. Parent has received a commitment letter from Bank of America, N.A. and M&I Marshall and Ilsley Bank pursuant to which Parent and Newco are to obtain, subject to the terms and conditions therein, funds which shall be sufficient to consummate the transactions contemplated hereby. Parent has delivered true, correct and complete copies of the commitment letters to the Shareholder Representative. Parent is not aware of any material financial reason to believe that Parent and Newco would be unable to secure the financing necessary to effectuate the consummation of the transactions contemplated by this agreement.

                                   ARTICLE VI
                                    COVENANTS

          From and after the date of this Agreement, the parties shall comply with the following covenants:

          6.1.  Access to Information and Records.
                ---------------------------------

               (a) During the period prior to the Closing, the Company shall give Parent, Newco, their counsel, accountants and other representatives:

                    (i) reasonable access during normal business hours to all of the properties, books, records, contracts and documents of the Company and the Subsidiaries for the purpose of such inspection, investigation and testing as Parent or Newco deems appropriate, including but not limited to, soil or groundwater sampling (and Company shall furnish or cause to be furnished to Parent, Newco and their representatives all information with respect to the business and affairs of Company and the Subsidiaries as Parent or Newco may reasonably request);

                    (ii) with the prior consent of the Company in each instance (which consent shall not be unreasonably withheld), access to employees, agents and representatives of the Company for the purposes of such meetings and communications as Parent or Newco reasonably desires; and

                    (iii) with the prior consent of Company in each instance (which consent shall not be unreasonably withheld), access to vendors, customers and others having business dealings with Company. All such access shall be coordinated with the Shareholder Representative.

               (b) The Confidentiality Agreement between Robert W. Baird & Co. Incorporated as attorney-in-fact for the Company, and Parent dated June 7, 2000 shall remain in full force and effect.

          6.2. Conduct of Business Pending the Closing. From the date hereof until the Closing, except as set forth in this Agreement or as otherwise approved in writing by Parent (which approval shall not be unreasonably withheld), the Company and the Subsidiaries shall comply with the following covenants:

               (a) No Material Changes. The Company and the Subsidiaries will carry on the Business in the ordinary course and in substantially the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation.

               (b) Maintain Organization. The Company and the Subsidiaries will take such action as may be commercially reasonable to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Company and the Subsidiaries and will use commercially reasonable efforts to preserve the business organization of Company and the Subsidiaries intact, to keep available to Company the present officers and Company Employees, and to preserve its present relationships with suppliers and customers and others having business relationships with the Company and the Subsidiaries.

               (c) Contracts. Neither the Company nor any Subsidiary shall enter into any contract outside of the ordinary course of business or which requires a payment or other obligation in excess of $100,000. Neither the Company nor any Subsidiary shall amend, supplement or modify any lease for Real Property.

               (d) Capital Expenditures. The Company and the Subsidiaries shall not commence any new capital expenditures in excess of $100,000.

               (e) Taxes. The Company and the Subsidiaries shall pay all Taxes and Tax assessments before such Taxes or Tax assessments become delinquent unless contested in good faith by appropriate proceedings and notice is provided to Parent. Neither the Company nor any Subsidiary shall, except as otherwise consented to in writing by Parent, make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability.

               (f) No Corporate Changes. Company shall not amend its Articles of Incorporation or By-Laws or make any changes in authorized or issued capital stock.

               (g) Maintenance of Insurance. Company shall maintain all of the insurance in effect as of the date hereof.

               (h) No Transfer of Shares. No Company Shareholder shall transfer or attempt to transfer any of the Shares except to Parent of Newco pursuant hereto; and Company shall refuse to accept any certificates for Shares to be transferred or otherwise to allow such transfers to occur upon its books.

               (i) No Dividends. Except as provided in this Agreement or as described in the Disclosure Schedule, Company shall not declare, set aside or pay any dividend or make any other distribution in respect of Company's or any Subsidiary's capital stock, and neither Company nor any Subsidiary shall redeem, purchase or otherwise acquire any capital stock of Company or any Subsidiary.

               (j) No Sale of Assets. The Company and its Subsidiary shall not dispose of any assets other than in the ordinary course.

          6.3. Filings. Within three (3) business days following the execution of this Agreement, each Party shall, in cooperation with the other Parties, file or cause to be filed any notifications required to be filed by it under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice and shall furnish to the other Parties all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other Parties. Parent and Company shall each be responsible for one-half of all filing fees in connection with such filings. Prior to making any communication, written or oral, with the Federal Trade Commission, or the Antitrust Division of the Department of Justice or any Canadian governmental authority with respect to this Agreement or the transactions contemplated hereby, each Party shall consult with the other Parties with respect thereto.

          6.4. Consents. The Company and Indemnifying Shareholders will use commercially reasonable efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

          6.5. Publicity. All general notices, releases, statements and communications to employees, suppliers, customers, the public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by the Shareholder Representative and the Parent; provided, however, that any party may make a public announcement of the proposed transaction, if, in the written opinion of counsel, such announcement is required to comply with any Law or any rule or regulation of any securities exchange or securities quotation system and such Party shall, to the extent practicable, consult with the other Parties with respect to such announcements and give reasonable prior written notice of its intent to issue such announcement.

          6.6.  Title Insurance; Surveys and Estoppels.
                --------------------------------------

               (a) With respect to the owned Real Property, within 10 days after this Agreement is executed, Company, at its expense, shall provide Newco with a title insurance commitment issued by First American Insurance Company (the "Title Company"), pursuant to which the Title Company shall agree to issue to Newco a standard ALTA Form B-1992 owner's policy of title insurance, in the full amount of the Purchase Price reasonably allocated to such owned Real Property, insuring good and marketable title to the owned Real Property (expressly including all easements and other appurtenances thereto), subject only to those liens and encumbrances (i) listed on the Disclosure Schedule, (ii) liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made, and (iii) municipal and zoning ordinances and easements for public utilities, none of which matters in the foregoing clauses (i) through (iii) interfere with the use of the property as currently utilized, and (iv) other exceptions reasonably acceptable to Buying Group (but with all standard exceptions deleted). Such title policies shall include such endorsements as Buying Group may reasonably request, including without limitation, (i) nonimputation endorsement, (ii) zoning 3.1 endorsement, (iii) owners comprehensive endorsement insuring over violations of title covenants, conditions and restrictions, (iv) access endorsement, (v) "same as" survey endorsement, (vi) location endorsement, and
(vii) contiguity endorsement. The Company Shareholders shall pay for the title insurance policies by including the cost thereof in the Estimated Balance Sheet and the Closing Balance Sheet. Parent shall pay for the cost of any endorsements requested by the Buying Group.

               (b) Survey. With respect to the owned Real Property, within 30 days after execution and delivery of this Agreement, Company, at Parent's expense, shall provide to Newco original current surveys of the owned Real Property, certified to Newco and to the Title Company, prepared by registered surveyors reasonably satisfactory to Buying Group, which surveys shall be prepared in accordance with the 1997 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (including all Table A Items except contours), and pursuant to the accuracy standards of an Urban Class A Survey.

               (c) Estoppel Certificates. For the leased facilities set forth in the Disclosure Schedule, the Company will use commercially reasonable efforts to obtain Estoppel Certificates from the landlords of each facility in a form reasonably satisfactory to Parent's counsel.

          6.7.  Disclosure Schedule.
                -------------------

               (a) Contemporaneously with the execution and delivery of this Agreement, the Company Shareholders are delivering to Parent the Disclosure Schedule, which is accompanied by a certificate signed by the Shareholder Representative stating that the Disclosure Schedule is being delivered pursuant to this Agreement and is the Disclosure Schedule referred to in this Agreement. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of the Company and Company Shareholders contained in this Agreement. The inclusion of any item in the Disclosure Schedule shall not be construed as an indication of the materiality or lack of materiality of such item. The Company and Company Shareholders shall use reasonable efforts to number all exceptions noted in the Disclosure Schedule to correspond to the applicable section of this Agreement to which such exception refers, however, an item enclosed in one section of the Disclosure Schedule which is relative to another section of the Disclosure Schedule shall be deemed disclosed in such other section, but only if a person reading such item would reasonably conclude that such an item is relative to the other section.

               (b) Prior to the Closing Date, the Company may amend, update or supplement the Disclosure Schedule (an "Updated Disclosure") from time to time by written notice to Parent. If requested by Parent, the Shareholder Representative shall meet and discuss with Parent any change in the Disclosure Schedule made by the Shareholder Representative. For purposes of determining the fulfillment of the conditions set forth in Section 7.1 as of the Closing, the Disclosure Schedule shall be deemed to include all information contained in any supplement or amendment thereto made on or before the Closing. For purposes of determining the accuracy of the representations and warranties contained in
Article III or Article IV and the liability of Indemnifying Shareholders or Company Shareholders with respect thereto under Article IX, the Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any Updated Disclosure.

          6.8. Releases and Resignations.
               -------------------------

               (a) Releases. At the Closing, each Company Shareholder shall deliver, and shall cause Frank Poja, David Spude and Ronald Clarke ("SAR Participants") to deliver, general releases to the Company, in substantially the form of Exhibit F hereto, releasing the Company and the directors, officers, agents and employees of the Company from all claims to the Closing Date and for any severance or termination benefits resulting from termination, if any, post-Closing, except (i) as may be described in written contracts attached to the release and excepted from such releases, (ii) compensation for the period through Closing and excepted from such releases, and (iii) this Agreement and Ancillary Documents. At the Closing, Buying Group shall deliver to Company Shareholders and directors a release in substantially the form of Exhibit F hereto.

               (b) Resignations. At the Closing, each Company Shareholder who is an employee, officer or director of the Company, SAR Participants and each director of the Company shall, if requested by Parent, tender their resignations or confirm their retirement dates as employees, officers and directors of the Company and any Subsidiary. Severance or termination obligations of the Company or any Subsidiary resulting from such resignations or retirement, if any, shall be the obligation of Company Shareholders.

          6.9. Subsidiary Stock. Immediately prior to the Closing, each Company Shareholder shall contribute his/her/its capital stock of each Subsidiary to the Company in accordance with such transfer documentation as be may reasonably acceptable to Parent.

          6.10. Indemnification of Directors and Officers. Until the fifth anniversary of the Closing Date, Parent shall not take, nor permit the Company or Newco to take, any action so as to amend the provisions of the Articles of Incorporation or Bylaws of the Company or any of the Subsidiaries providing for indemnification of directors and officers, if such amendment would adversely affect the rights of any person who shall have served as a director or officer of Company or any of the Subsidiaries prior to the Closing. This covenant of Parent may be enforced after the Closing Date by the Shareholder Representative on behalf of any person whose rights are adversely affected by any such amendment. After the Closing, the Company shall indemnify the former officers and directors of the Company to the fullest extent permitted by applicable Law; provided that indemnification owing from any Indemnifying Shareholder under
Article IX of this Agreement who is an officer or director of the Company shall not be deemed for any reason to be a claim covered by indemnification owing to such Company Shareholder by the Company under any law, by-law, insurance policy or agreement whatsoever.

          6.11. Shareholder Representative. By signing this Agreement, the Company Shareholders hereby irrevocably make, constitute and appoint Christopher
L. Doerr and Daniel L. Doerr as their true and lawful attorney-in-fact to take all actions required under this Agreement on behalf of the Company Shareholders (including, without limitation, the resolution or dispute of any claims) in their name and stead and further ratify and approve all such actions as their own. So long as there is more than one Shareholder Representatives, the Shareholder Representatives may only act by agreement of both Shareholder Representatives. In the event of the death, inability to act or declination to act of either Christopher L. Doerr or Daniel L. Doerr, then the other shall act as the Shareholder Representative hereunder as if there were only one Shareholder Representative. In the event of the death, inability to act or declination to act of both Christopher L. Doerr and Daniel L. Doerr, then a successor Shareholder Representative shall be selected by the Company Shareholders owning a majority of the Common Stock as of the Closing Date.

          6.12. Employee Matters. Except as provided in Section 6.8, for a period of twelve (12) months after the Closing Date, Parent and Newco shall cause the Company to maintain welfare and pension benefit plans, programs and arrangements which are, in the aggregate, for the employees who are employees of the Company immediately prior to the Closing Date and continue to be employees after the Closing Date, no less favorable, taken as a whole, then those provided by the Company immediately prior to the Closing Date.

          6.13.  Access; Retention of Records.
                 ----------------------------

               (a) After the Closing and for a period of six (6) years, the Buying Group shall afford access to those employees of the Buying Group or the Company who were Company Employees prior to the Closing Date. Any such access shall be: (i) at the request of the Shareholder Representative; (ii) scheduled and provided on a reasonable basis taking into account the business requirements of Parent and the Company; and (iii) for any purpose relating to the Business of the Company prior to the Closing Date involving defense of legal proceedings or tax matters described in Section 6.17 below. The Company Shareholder requesting such access shall pay all reasonable out-of-pocket expenses, excluding wages and salaries, incurred by Parent and the Company in connection with this Section 6.13(a).

               (b) Retention of Records. The Buying Group shall retain all books and records relating to the Company's pre-closing tax, accounting or legal matters for a period of at least six (6) years from the date hereof.

          6.14. Exclusivity. From the date of this Agreement until the Closing or the date this Agreement is terminated under Article X, the Company shall not, and shall not permit any officer, director, employee or representative of the Company or any Subsidiary to: (a) initiate or encourage the initiation by others of discussions or negotiations with third parties or respond to (other than to decline interest in) solicitations by third parties relating to any merger, sale or other disposition of any equity securities or the assets of the Company (an "acquisition proposal"), (b) enter into or participate in any discussion, negotiation or agreement with respect to any such acquisition proposal, or (c) furnish any non-public information to any third party in connection with an acquisition proposal. The Company shall promptly advise parent of any acquisition proposal or inquiry regarding the making of an acquisition proposal, including any requests for information, the material terms and conditions of such request and the identity of the person making such a request or proposal.

          6.15. Certain Transactions. Prior to Closing, the Company and/or Company Shareholders may be a party to the transactions described in Schedule
6.15 of the Disclosure Schedule.

          6.16. Certain Payments.
                ----------------

               (a) Immediately following the Closing: (i) Company shall repay the outstanding indebtedness of the Company or a Subsidiary for borrowed money owed to the Company Shareholders as specifically set forth in the Disclosure Schedule, and (ii) each Company Shareholder shall repay the Company or any Subsidiary any indebtedness for borrowed money such Company Shareholder owes to the Company or any Subsidiary.

               (b) Parent shall cause the Company to pay any liabilities included in the Estimated Balance Sheet or the Closing Balance Sheet pursuant to
Section 2.4(j) when they become due. To the extent that the cost of any liabilities described in Section 2.4(j) are not reflected in the Closing Balance Sheet, the Company Shareholders shall reimburse the Company or Newco for such payment after the Closing Date.

          6.17. Tax Matters. The following provisions shall govern the allocation of responsibility for certain Tax matters and the payment of Taxes following the date of this Agreement.

               (a)  Tax Periods Ending on or Before the Closing Date.

                    (i) Between the date of this Agreement and the Closing Date, Company Shareholders shall file, or cause Company and each Subsidiary to file, on a timely basis all Tax Returns that are required to be filed by Company and each Subsidiary prior to the Closing Date (taking into account any extensions of time to file) and pay or cause Company to pay all Taxes due and owing thereon. No position shall be taken on such Tax Returns that would materially adversely affect Parent, Company or any Subsidiary after the Closing Date without the written consent of Parent.

                    (ii) Except as set forth in subsection 6.17(a)(iii) below, Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and each Subsidiary for all periods ending on or prior to the Closing Date which are filed after the Closing Date historically filed by the Company and each Subsidiary in a manner consistent with the Tax Returns previously filed in the relevant jurisdiction (to the extent such is consistent with the current applicable laws in such jurisdiction). Company Shareholders shall reimburse Parent for Taxes of Company and each Subsidiary with respect to such periods within three (3) days after payment by Parent, Company or Subsidiary of such Taxes to the extent such Taxes are not reflected in the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

                    (iii) Company Shareholders shall pay all federal, state, and local income or franchise Taxes accruing on or before the Closing Date. Company Shareholders shall cause to be prepared and timely and properly filed on behalf of Company Shareholders and Company all returns and filings with respect to federal, Wisconsin and other state income or franchise taxes accruing on or before the Closing Date. Company Shareholders shall prepare such returns and filings at their expense. No position shall be taken on such Tax Returns that would materially adversely affect Parent, Company or any Subsidiary after the Closing Date without the written consent of Parent.

                    (iv) All Tax Returns shall be determined by closing Company's and Subsidiary's books and records as of and including the Closing Date, or if the allocation of an item of income, loss, deduction or credit cannot be definitely allocated to an ascertainable date, such item shall be pro rated on a daily basis. Company Shareholders and Company agree that they each shall consent to the election pursuant to Code Section 1377(a)(2) (and any state equivalent election) with respect to all transfers of ownership during Company's current tax year. Company Shareholders shall obtain the consent to such elections from each person who owned stock at any time during its current taxable year on or prior to Closing and shall cause Company to timely and properly file such elections.

               (b) Tax Periods Beginning Before and Ending After the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed any Tax returns of Company and each Subsidiary for Tax periods which begin before the Closing Date and end after the Closing Date. Parent shall deliver any such Tax Return prepared by Parent to the Company Representative for the Company Representative's review and approval at least fifteen (15) days before such Tax Return is due. Company Shareholders shall pay to Parent within three (3) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

               (c) Cooperation on Tax Matters.
                   --------------------------

                    (i) Company Shareholders, Company and the Subsidiaries and Parent shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors, and representatives to cooperate, in preparing and filing all Tax Returns, and in resolving all disputes and audits, appeals, hearings, litigation or other proceeding with respect to all taxable periods relating to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such filing, audit, appeal, hearing, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company Shareholders and Parent agree (A) to retain all books and records with respect to Tax matters pertinent to Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Company Shareholders or Parent, as the case may be, shall allow the other party to, if transferred, make copies of such books and records, or, if destroyed or discarded, to take possession of such books and records.

                    (ii) Parent and Company Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

               (d) Transfer Taxes. Notwithstanding any other provisions of this Agreement to the contrary, all sales, use, transfer and other Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by Company Shareholders, and Company Shareholders shall, at their own expense, accurately file or cause to be filed all necessary Tax Returns and other documentation with respect to such Taxes and timely pay all such Taxes. If required by applicable law, Parent, Company and/or the Subsidiaries will join in the execution of any such Tax Returns or such other documentation.

               (e) Section 338(h)(10). The Company Shareholders, Parent, and Newco shall join in a making a timely, effective and irrevocable election under
Section 338(h)(10) of the Code and an election under Section 338(g) of the Code with respect to Leeson Canada Inc. (and any corresponding equivalent elections under state, local or foreign tax law, including an election under the equivalent to Section 338(g) of the Code in those jurisdictions where an election under Section 338(h)(10) is not permitted) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares to treat such purchase and sale as a deemed sale of assets for federal income tax and state income and/or franchise tax purposes, and, at Parent's request, a
Section 338(h)(10) Election with respect to any Subsidiary. The Company Shareholders and Parent shall jointly prepare as appropriate the Section 338 Forms (as hereinafter defined) to the extent such preparation has not been completed prior to the Closing and shall timely make any required filings and take any and all other actions necessary to effect the Section 338(h)(10) Election. Each Company Shareholder shall include in his Federal income tax return for the taxable period which includes the Closing Date any Section 338 Forms that are required to be so included on account of the Section 338(h)(10) Election. The Company Shareholders and the Parent shall cooperate fully, and in good faith, with each other in making the Section 338(h)(10) Election. "Section 338 Forms" shall include, without limitation, any "statement of section 338 election" and IRS Form 8023 (or any successor form, together with any schedules or attachments thereto) that are required pursuant to Treas. Reg. Section 1.338-1 or Treas. Reg. Section 1.338(h)(10)-1.

               (f) Allocation of Purchase Price. In the event one or more
Section 338(h)(10) Elections are made, the parties hereto agree that the Purchase Price and the liabilities of the Company (and Subsidiaries as appropriate) (plus other relevant items) will be allocated to the assets of the Company (and Subsidiaries as appropriate) for all purposes (including Tax and financial accounting purposes) pursuant to an allocation to be agreed upon by the Shareholder Representative and Parent within sixty (60) days of the Closing, provided however the aggregate purchase price allocated to the Machinery and Equipment and Inventory in excess of such assets' aggregate adjusted tax basis shall not exceed Thirty-Two Million Dollars ($32,000,000). The Parties agree that the allocation of the Purchase Price amongst Machinery and Equipment, Inventory and Buildings shall be such that the Allocation Adjustment as determined in Section 2.4(j)(vi) is a positive number. The Parent, Company Shareholders, Company and the Subsidiaries will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such agreed upon allocation. The parties shall exchange mutually acceptable IRS forms (and any equivalent local, state and foreign tax forms) reflecting such allocations which are to be filed with the IRS and/or any applicable state, local or foreign tax authority.

          6.18. Noncompetition Agreements. At the Closing, Company Shareholders shall cause to be delivered to Company and Parent a Noncompetition Agreement, substantially in the form of Exhibit C hereto, duly executed the Indemnifying Shareholders and Company Shareholders who are Christopher L. Doerr's adult children, providing that such Person shall not compete with the Business as currently conducted by the Company for a period of five (5) years in any territory in which the Company is currently doing business or proposed to do business, and further, providing that each Person shall not solicit or hire any Company employee for a period of two (2) years from the Closing Date.

                                  ARTICLE VII
                        CONDITIONS PRECEDENT TO PARENT'S
                             AND NEWCO'S OBLIGATIONS

          Each and every obligation of Parent and Newco to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

          7.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by the Indemnifying Shareholders and the Company Shareholders in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to by Parent.

          7.2. Compliance With Agreement. The Company and Company Shareholders shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

          7.3. Absence of Litigation. No litigation shall have been commenced or threatened against Parent, Newco, Company, Subsidiaries, the Company Shareholders or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby which would prevent the Closing.

          7.4. Consents and Approvals. All material approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Parent or Newco at or prior to the Closing.

          7.5. HSR Act Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

          7.6. No Material Adverse Change. During the period from the date hereof to the Closing Date, there shall not have occurred any event, change, occurrence or circumstance having, or which could reasonably be expected to have, a material adverse effect on (a) the properties, operations, prospects or business of the Company and the Subsidiaries, taken as a whole; (b) the ability of the Company to conduct the Business after the transaction in substantially the manner now conducted; or (c) the ability of the Company or Company Shareholders to perform their obligations hereunder.

          7.7. Contribution of the Stock. All of the issued and outstanding common stock of each Subsidiary shall be owned by the Company.

          7.8. Environmental Assessments. The results of the environmental audits to be conducted by the Company in consultation with Parent (Phase I and Phase II site assessments and compliance audits) shall not have disclosed any past or present condition, process or practice with respect to the Company or any property owned, occupied or operated by the Company or any Subsidiary which is not in full compliance with all applicable Environmental Laws, if a reasonable estimate by Parent of the cost of remediation, or the potential liability to third persons arising from such condition, process or practice, or the cost of bringing the Company or any Subsidiary or such properties into full compliance with all applicable Environmental Laws, would exceed Five Million Dollars ($5,000,000) in the aggregate with respect to all matters described in this Section.

          7.9. Funding. Buying Group shall have received or have available the proceeds of financing contemplated by the commitment letter described in Section
5.6 sufficient to finance the purchase of the Shares

          7.10. Documents to be Delivered by Company or Company Shareholders. At the Closing, Company and Company Shareholders shall have delivered to Parent and Newco the following documents, in each case duly executed or otherwise in proper form:

               (a) Stock Certificate(s). Stock certificates, or, if applicable, an affidavit of lost certificate in form reasonably acceptable to Parent, representing the shares duly endorsed.

               (b) Compliance Certificate. A certificate signed by the Shareholder Representative that each of the representations and warranties made by the Indemnifying Shareholders in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Parent), and that the Company and Company Shareholders have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

               (c) Opinion of Counsel. A written opinion of Quarles & Brady, LLP, counsel to Company and Company Shareholders, dated as of the Closing Date, addressed to Parent and Newco, substantially in the form of Exhibit D hereto.

               (d) Noncompetition Agreements. The Noncompetition Agreements, duly executed by the parties thereto.

               (e) Certified Resolutions. Certified copies of the resolutions of the Board of Directors of the Company, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

               (f) Escrow Agreement. The Escrow Agreement, duly executed by the Company, the Shareholder Representative and the Escrow Agent.

               (g) Articles; Bylaws. A copy of the Articles of Incorporation of Company and each Subsidiary certified by the appropriate jurisdiction of incorporation and a copy of the Bylaws of Company and each Subsidiary certified by the secretary of Company and each Subsidiary, respectively.

               (h) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Parent or Newco by the Company pursuant to the terms hereof.

               (i) Pay Off Letters. Pay off letters representing all of the Indebtedness of the Company and the Subsidiaries outstanding at Closing.

               (j) Title Insurance; Surveys and Estoppel Certificates. The title insurance policies, and surveys and any estoppel certificates which the Company has obtained as described in Section 6.6 hereof.

               (k) Releases. The releases referred to in Section 6.8 hereof.

               (l) FIRPTA. A properly executed FIRPTA Notification Letter, in form and substance reasonably satisfactory to Parent, which states that shares of capital stock of the Company do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3), and, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance satisfactory to Parent, along with written authorization for Parent to deliver such form of notice to the Internal Revenue Service on behalf of the Company upon the Closing.

               (m) Other Documents. All other documents, instruments or writings reasonably required to be delivered to Parent or Newco at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Parent or Newco may reasonably request.

                                  ARTICLE VIII
                         CONDITIONS PRECEDENT TO COMPANY
                            SHAREHOLDERS' OBLIGATIONS

          Each and every obligation of Company Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

          8.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Parent and Newco in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

          8.2. Compliance With Agreement. Parent and Newco shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

          8.3. Absence of Litigation. No litigation shall have been commenced or threatened against Parent, Newco, Company, Subsidiaries, the Company Shareholders or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby which would prevent the Closing.

          8.4. Consents and Approvals. All material approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received.

          8.5. HSR Act Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

          8.6. Documents to be Delivered by Parent and Newco. At the Closing, Parent and Newco shall deliver to Company Shareholders the following documents, in each case duly executed or otherwise in proper form:

               (a) Compliance Certificates. A certificate signed by the President of Parent and a certificate signed by the President of Newco that each of the representations and warranties made by Parent and Newco in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Company), and that Parent and Newco have each performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

               (b) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to Parent and Newco, dated as of the Closing Date, addressed to the Shareholder Representative, in substantially the form of Exhibit E hereto.

               (c) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Parent and Newco, and of the sole shareholder of Newco, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

               (d) Incumbency Certificates. Incumbency certificates relating to each person executing any document executed and delivered to the Company or the Company Shareholders by Parent or Newco pursuant to the terms hereof.

               (e) Escrow Agreement. The Escrow Agreement, duly executed by Parent, Newco and the Escrow Agent.

               (f) Non Competition Agreements. The Non Competition Agreements, duly executed by the parties thereto.

               (g) Release. The releases referred to in Section 6.8 hereof.

               (h) Other Documents. All other documents, instruments or writings reasonably required to be delivered to Company or the Company Shareholders at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Shareholder Representative may reasonably request.

          8.7. Estimated Purchase Price. Parent or Newco shall have delivered the Estimated Purchase Price in accordance with Section 2.3 of this Agreement.

                                   ARTICLE IX
                          INDEMNIFICATION AND SURVIVAL

          9.1. Survival; Remedies for Breach.
               -----------------------------

               (a) Each and every representation and warranty made by the Indemnifying Shareholders, the Company Shareholders, Parent or Newco in this Agreement shall survive the Closing, but shall terminate on the date that is twelve (12) months after the Closing Date and thereafter be of no further force or effect (the date on which any representation or warranty terminates in accordance with this Article IX being referred to herein as the "Cut-off Date" for such representation or warranty); except:

                    (i) there shall be no Cut-Off Date for the representations and warranties of the Company Shareholders contained in Article IV;

                    (ii) the Cut-Off Date for representations and warranties of Company Shareholders contained in Section 3.17 shall be five (5) years after the Closing Date; and

                    (iii) the Cut-Off Date for representations and warranties of Company Shareholders contained in Section 3.6 shall be the date on which the statute of limitations relating to Tax subject to indemnification expires.

               (b) Any covenant or agreement contained herein or in the Ancillary Instruments shall survive the Closing Date.

               (c) Any representation or warranty that would otherwise terminate at the Cut-off Date with respect thereto shall survive if the notice referred to in Section 9.2(c) or Section 9.3(b), as the case may be, of the breach or inaccuracy thereof shall have been given on or prior to the Cut-off Date with respect thereto to the party against whom indemnification may be sought, and such shall survive until such time as any claim for indemnification is finally settled in accordance with the terms hereof.

               (d) The indemnification obligation of Indemnifying Shareholders contained in Section 9.7(a)(i) hereof terminates on the date that is seven (7) years after the Closing Date. Notwithstanding the foregoing, Indemnifying Shareholders may, at their expense, substitute Environmental Insurance for its obligations to provide indemnification under Section 9.7(a)(i) in years six(6) and seven (7).

               (e) After the Closing, the indemnities set forth in this Article IX shall be the exclusive remedies of the Company Shareholders, Company, Parent and Newco for the breach of any covenant, agreement, representation or warranty in this Agreement by the Company Shareholders, Company, Parent and Newco, as the case may be, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties waive. Notwithstanding the foregoing, the Parties acknowledge and agree that the provisions and restrictions of the Noncompetition Agreements are necessary to protect the legitimate continuing interests of Buying Group in acquiring the Shares and that any violation or breach of any provision of those agreements will result in irreparable injury to the Buying Group and Company for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buying Group and Company for such violation or breach, and regardless of any other provision contained in this Article IX, Buying Group and Company shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Agreement and the Noncompetition Agreements.

          9.2. Indemnification on Behalf of Indemnifying Shareholders and Company Shareholders.

               (a) Indemnifying Shareholders. To induce Parent and Newco to enter into this Agreement and to purchase the Shares, the Indemnifying Shareholders hereby agree to, subject to the provisions of this Section and the other Sections of this Article IX, severally, but not jointly, and in accordance with the percentages listed on the Disclosure Schedule, indemnify, defend and hold harmless the Buying Group from and against, any and all Losses incurred or sustained or suffered by, or imposed upon, with respect to or by reason of:

                    (i) the breach of any representation or warranty of the Indemnifying Shareholders contained in Article III of this Agreement;

                    (ii) the breach of any covenant or agreement of the Company Shareholders set forth herein;

                    (iii) Taxes for any taxable period which ends on or prior to the Closing Date or resulting from the transactions contemplated hereby (including, without limitation, as a result of any Section 338(h)(10) Election), to the extent such Tax is not adequately reserved for on the Closing Balance Sheet.

               (b) Company Shareholders. To induce Parent and Newco to enter into this Agreement and to purchase the Shares, each Company Shareholder agrees to, subject to the provisions of this Section and the other Sections of this
Article IX, individually indemnify, defend and hold harmless the Buying Group from and against, any and all Losses incurred or sustained or suffered by, or imposed upon, with respect to or by reason of the breach of any representation or warranty made by such Company Shareholder contained in Article IV of this Agreement;

                    For purposes of this Article IX, the term "Buying Group" shall include all of the Buying Group's directors, officers, employees and controlled or controlling persons.

               (c) Limitations. Notwithstanding anything to the contrary in this Agreement, the Buying Group shall not be entitled to indemnification under
Section 9.2(a) or Section 9.2(b):

                    (i) with respect to a claim for indemnification hereunder related to the title of Real Estate with respect to which there is a title insurance policy in effect, except to the extent the Buying Group has first unsuccessfully attempted to recover upon such title insurance;

                    (ii) to the extent of the value of any net tax benefit actually realized (by reason of a tax deduction, basis reduction, shifting of income, credit, deduction or otherwise) by the Buying Group or the Company in connection with the Loss that forms the basis of Buying Group's claim for indemnification hereunder taking into account the tax detriment of any recovery or anticipated recovery on the Buying Group's claim for indemnification;

                    (iii) with respect to any claim for indemnification hereunder, unless Buying Group has given the Shareholder Representative written notice of such claim, setting forth in reasonable detail the facts and circumstances pertaining thereto, (A) as soon as practicable following Parent's discovery of such claim, but only to the extent such delay actually prejudices the Indemnifying Shareholders and (B) prior to the applicable Cut-Off Date;

                    (iv) to the extent of any insurance proceeds received by the Buying Group in connection with the facts giving rise to such indemnification (and the Buying Group shall seek full recovery under all insurance policies covering any Losses to the same extent as they would if such Losses were not subject to indemnification under this Agreement);

                    (v) with respect to a breach of a representation or warranty for a single course of conduct, related set of circumstances, occurrence or event unless the Losses suffered by the Buying Group arising therefrom from such breach of the representation or warranty exceed Twenty-Five Thousand Dollars ($25,000), and, in such event, Buying Group shall be entitled to indemnification in full for the total loss with respect to such claim subject to the limitation contained in this Section 9.2(b)(v);

                    (vi) for any Losses for the breaches of representations or warranties in Article III as to which the Buying Group otherwise may be entitled to indemnification hereunder (without giving effect to this clause (vi)), until such Losses exceed One Million Dollars ($1,000,000) and then only for such Losses in excess of One Million Dollars ($1,000,000); and

                    (vii) for any Losses in excess of Twenty Million Dollars ($20,000,000) (over and above the One Million Dollars ($1,000,000) in Losses which are the obligation of the Buying Group pursuant to Section 9.2(b)(vi) above), all such Losses in excess of Twenty Million Dollars ($20,000,000) being the responsibility of the Buying Group.

               (d) Exceptions to Limitations. Notwithstanding the foregoing, the limitations contained in Section 9.2(c)(vi) and (vii) shall not apply to indemnification obligations relating to (A) any breach of a Company Shareholder representation or warranty regarding the Shares or the shares of Leeson Canada Inc. under Article IV which shall solely be the responsibility of the applicable Company Shareholder, (B) any breach of the representations and warranties contained in Section 3.6(f) hereof, (C) any breach of a representation or warranty resulting from an Updated Disclosure (other than non-liability breaches consented to by Parent) of which Company had Knowledge of such breach as of the date of this Agreement; or (D) the separate indemnification provided in Section 9.7(a), for which limitations on such indemnification are contained in Section 9.7(e).

               (e) Noncompetition Agreements. Each Indemnifying Shareholder shall be solely responsible for a breach of his respective Noncompetition Agreement,

          9.3. Indemnification by Parent.
               -------------------------

               (a) Subject to the provisions of this Section and the other Sections of this Article IX, Parent agrees to indemnify the Company and the Company Shareholders and hold them harmless (and agrees to indemnify and hold harmless any persons adversely affected by Parent's failure to comply with
Section 6.10 of this Agreement) from and against any and all Losses incurred or sustained by or imposed upon the Company or the Company Shareholders (or such persons) with respect to or by reason of any failure, breach, default, inaccuracy or lack of performance on the part of Parent or Newco of any of their respective representations, warranties, agreements or covenants under this Agreement.

               (b) Notwithstanding anything to the contrary in this Agreement, the Company Shareholders (and such persons) shall not be entitled to indemnification under Section 9.3(a) with respect to any claim for indemnification hereunder unless the Shareholder Representative has given Parent written notice of such claim, setting forth in reasonable detail the facts and circumstances pertaining thereto, (i) as soon as practicable following the Shareholder Representative's discovery of such claim and (ii) prior to the applicable Cut-off Date.

          9.4. Indemnification by Company. Subject to the terms and conditions of this Article IX and until the Closing, the Company hereby agrees to indemnify, defend and hold harmless Buying Group from and against all Losses asserted against, resulting from, imposed upon or incurred by Buying Group, arising out of or resulting from:

               (a) the breach of any of the representations or warranties contained in Article III of this Agreement, or

               (b) the failure of the Company or Company Shareholders to comply with any of the covenants and agreements contained in this Agreement which were required to be performed by the Company or any Company Shareholder.

          9.5. Procedures for Indemnification.
               ------------------------------

               (a) If an Indemnified Party shall claim to have suffered a Loss for which indemnification is available under Section 9.2 or 9.3, as the case may be (for purposes of this Section 9.5, regardless of whether such Indemnified Party is entitled to receive a payment in respect of such claim by virtue of paragraph (b) of Section 9.2), the Indemnified Party shall notify the Indemnifying Party in writing of such claim within the time periods provided herein, which written notice shall describe the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnified Party). In the event that within forty-five (45) days after the receipt by the Indemnifying Party of such a written notice from the Indemnified Party, the Indemnified Party shall not have received from the Indemnifying Party a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the Indemnifying Party following receipt by the Indemnifying Party of a written notice from the Indemnified Party to such effect.

               (b) If within the forty-five (45) day period described in paragraph (a) above the Indemnified Party shall have received from the Indemnifying Party a notice setting forth the Indemnifying Party's objections to such claim and the Indemnifying Party's reasons for such objection, then the Parties shall follow the procedures set forth in Article XI below with respect to the resolution of such matter.

          9.6. Procedures for Third-Party Claim.
               --------------------------------

               (a) Any Indemnified Party seeking indemnification pursuant to this Article IX in respect of any Third-Party Claim shall give the Indemnifying Party from whom indemnification with respect to such claim is sought (i) prompt written notice of such Third-Party Claim and (ii) copies of all documents and information relating to any such Third-Party Claim promptly after their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have prejudiced the defense of such Third-Party Claim.

               (b) The Indemnifying Party shall have the right, at its option, and expense, to defend against, negotiate, settle or otherwise deal with any Third-Party Claim with respect to which it is the Indemnifying Party and to be represented by counsel of its own choice, and the Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, so long as the Indemnifying Party is contesting or defending the same with reasonable diligence and in good faith; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that the Indemnifying Party may not enter into a settlement of any such Third-Party Claim without the consent of the Indemnified Party, which consent shall be not unreasonably withheld, unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified by the Indemnifying Party or involves other matters not binding upon the Indemnified Party; and provided further that, in the event the Indemnifying Party does not, within fifteen (15) days after it receives written notice of the Third-Party Claim from the Indemnified Party, agree in writing to accept the defense of, and assume all responsibility for, such Third-Party Claim as provided above in this Section 9.6(b), then the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise deal with the Third-Party Claim in such manner as the Indemnified Party deems appropriate, in its sole discretion, and the Indemnified Party shall be entitled to indemnification therefor from the Indemnifying Party to the extent provided under this Article IX.

          9.7. Environmental Matters.
               ---------------------

               (a) Separate Indemnification. Without limiting the generality of the indemnification provided in Section 9.2, the Indemnifying Shareholders hereby agree to severally, but not jointly, and in accordance with the percentages listed on the Disclosure Schedule, indemnify, defend and hold harmless Buying Group from and against any Losses asserted against, imposed on, or incurred by the Buying Group, directly or indirectly, in connection with or by reason of (i) (A) the Company's purchase of assets and assumption of liabilities and leases from the Sandor Corporation or Sandor CA, Inc. relating to Environmental Laws or Hazardous Substances, (B) the occupancy by the Company of any property or premises in Sedalia, Missouri prior to the Closing Date relating to Environmental Laws or Hazardous Substance, (C) the transportation, handling, storage, treatment or disposal of Hazardous Substances at or from the Sedalia, Missouri properties or premises prior to the Closing Date by the Company, or (D) the breach or inaccuracy of any representation or warranty contained in Section 3.17 as it relates solely to the properties and premises in Sedalia, Missouri, or (ii) the matters identified during the environmental investigations (Phase I (but only to the extent identified in the "recommendations" Section of such Phase I report and excluding Phase I assessments of the Sedalia properties) and Phase II site assessments and compliance audits) prior to Closing conducted by Company, Parent or their consultants or disclosed in the Disclosure Schedule which require investigation or remediation of, or to bring into compliance, the Company, its businesses, facilities and assets pursuant to all Environmental Laws (the "Environmental Action Items").

               (b) Remediation. The Indemnifying Shareholders shall cause the Company to investigate and remedy the Environmental Action Items prior to Closing or, to the extent such investigation or remedy is not effected prior to Closing and the cost thereof is not reflected on the Closing Balance Sheet, shall pay or reimburse the Company for payment of the cost of effecting such remedy after the Closing.

               (c) Access and Assistance. With regard to any matter for which the Indemnifying Shareholders have an indemnification obligation under Section 9.2(a) as a result of a breach of a representation and warranty contained in
Section 3.17 hereof or under Section 9.7(a), and for which a claim has been asserted as provided in Section 9.5 or Section 9.6 above (the "Environmental Claims"):

                    (i) Company Shareholders and Buying Group acknowledge and agree that the Company shall retain responsibility for the management of the investigation, removal, closure and/or clean-up relating to the environmental claims ("Investigation and Remediation"), but shall consult with Shareholder Representative and Shareholder Representative's counsel as the Investigation and Remediation plans are developed, and Buying Group shall consider in the plan development all proposals made by Shareholder Representative. Buying Group shall obtain the consent of Shareholder Representative for any Investigation and Remediation action, which consent shall not be unreasonably withheld. The Company agrees that during the course of the Investigation and Remediation, it will obtain competitive bids for any required Investigation or Remediation services and will use commercially reasonable efforts to minimize the cost of the Investigation and Remediation as long as the Investigation and Remediation is completed in accordance with applicable Environmental Laws in effect at the time conducted. Notwithstanding the foregoing, Parent shall not be required to accept institutional controls as part of any Investigation and Remediation action.

                    (ii) Buying Group shall (A) provide the Shareholder Representative and its agents and representatives reasonable access to the relevant real estate (but only to the extent that the Buying Group has a right to provide such access) to conduct its own investigation or testing with regards to the matter; provided, however, that the Shareholder Representative and its agents and representatives shall not unreasonably interfere with the operations on the real estate and shall restore such real estate to the condition existing prior to the investigation and testing activities and the Indemnifying Shareholders shall provide to the Buying Group, copies of all sampling data obtained on behalf of the Indemnifying Shareholders or in the possession or control of the Indemnifying Shareholders; (B) provide the Shareholder Representative with the results, including analytical data, of any investigation or testing conducted by the Buying Group or, if available to the Buying Group, any third party; (C) give the Shareholder Representative and its agents and representatives a reasonable opportunity to participate in any discussion or negotiation with any governmental authority concerning such matter; (D) cause its employees to cooperate with the Shareholder Representative and to afford the Shareholder Representative, its agents and representatives access to relevant records relating to the matters which may be the Indemnifying Shareholders' responsibility under this Agreement; and (E) provide Shareholder Representative and Shareholder Representative's counsel with complete copies of all drafts and final reports, bids, notices, correspondence and other communications with any governmental or regulatory authority concerning such matter.

               (d) Disclosure Schedule. For purposes of determining whether and to the extent to which Buying Group is able to seek indemnification from the Indemnifying Shareholders under Sections 9.2 or 9.7(a)(i)(D), for the inaccuracy or breach of any representation or warranty set forth in Section 3.17, the language "Except as set forth in Schedule 3.17" shall be disregarded and the information set forth in Schedule 3.17 shall be deemed not to have been disclosed to the Buying Group. The parties acknowledge that the sole purpose of including such schedule in the Disclosure Schedules is to determine whether the condition set forth in Section 7.1 has been met by the Company Shareholders for purposes of Closing.

               (e) Limitations on Separate Indemnification. Notwithstanding anything to the contrary in Section 9.2, the indemnification obligations of Indemnifying Shareholders under this Section 9.7 shall be subject to the following limitations only:

                    (i) There shall be no deductible or basket for indemnification of Losses relating to the Environmental Action Items;

                    (ii) Buying Group shall not be entitled to indemnification under Section 9.7(a)(i) unless the aggregate of the Indemnifying Shareholders' indemnification obligation pursuant to Section 9.7(a)(i) (but for this Section 9.7(e)(ii)) exceeds One Hundred Twenty-Five Thousand Dollars ($125,000), and then only for those Losses in excess of One Hundred Twenty Five Thousand Dollars ($125,000)); and

                    (iii) Except for the limitations contained in Section 9.2(d) which shall apply to all indemnification claims, Indemnifying Shareholders' indemnification obligations under Sections 9.2 and 9.7 shall not exceed Twenty Million Dollars ($20,000,000).

               (f) Sedalia Properties. Buying Group agrees to vacate the two Sedalia properties no later than August 1, 2001.

          9.8. Material Qualifiers. For purposes of determining whether and to the extent to which Buying Group is able to seek indemnification from the Indemnifying Shareholders under Section 9.2 for the inaccuracy or breach of any representation or warranty, the use of the term "material" as a qualifier in any such representation or warranty, except as used in connection with "Material Contract" or "material adverse change," shall be disregarded, and all claims for such indemnification shall be determined as if the term "material" was not present in such representation or warranty.

          9.9. Subrogation. In the event the Indemnified Party incurs any Losses for which the Indemnifying Party is responsible hereunder, the Indemnifying Party shall, upon payment of any such Losses to the Indemnified Party, be subrogated to the rights of any claims the Indemnified Party or the Company may have against any third party.

                                   ARTICLE X
                            TERMINATION OF AGREEMENT

          10.1. Causes. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the completion of the Closing as follows, and in no other manner:

               (a) By mutual consent of the Parties;

               (b) By written notice from Parent to the Shareholder Representative if:

                    (i) any of the conditions provided for in Article VII of this Agreement have not been satisfied or waived by Parent or Newco in writing and the Closing has not occurred by October 15, 2000 or the date of such notice, whichever is later; or

                    (ii) the Closing has not occurred by October 15, 2000, for reasons other than the failure of the Parent or Newco to perform their respective obligations hereunder; or

               (c) By written notice from the Shareholder Representative to Parent and Newco if:

                    (i) any of the conditions provided for in Article VIII of this Agreement have not been satisfied or waived by the Shareholder Representative in writing and the Closing has not occurred by October 15, 2000 or the date of such notice, whichever is later; or

                    (ii) the Closing has not occurred by October 15, 2000, for reasons other than the failure of the Company or Company Shareholders to perform their obligations hereunder.

          10.2. Effect of Termination. In the event of a termination of this Agreement by Parent or the Shareholder Representative under subsections 10.1(b)(i) or 10.1(c)(i), the Parties shall have such rights and remedies in law or in equity as the Law may provide. The respective obligations of the Parties pursuant to Sections 6.1(b), 6.5, 10.2, 12.2, 12.3, 12.5, 12.6 and Articles IX
and XI shall survive any termination of this Agreement.

          10.3. Right to Proceed. If any of the conditions specified in Article VII hereof have not been satisfied, Parent and Newco, in lieu of any other rights that may be available to them, may waive their rights to have such conditions satisfied prior to Closing and may proceed with the transactions contemplated hereby, and if any of the conditions specified in Article VII hereof have not been satisfied prior to Closing, the Shareholder Representative, in lieu of any other rights that may be available to it, may waive its rights to have such conditions satisfied and may proceed with the transactions contemplated hereby.

                                   ARTICLE XI
                               DISPUTE RESOLUTION

          11.1. Dispute. As used in this Agreement, "Dispute" shall mean any dispute or disagreement between Parent (for itself or on behalf of Newco) and Company or the Shareholder Representative (on behalf of Company Shareholders) concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any party under this Agreement or any other matter relating in any way to this Agreement, except for a dispute or disagreement relating to the Closing Balance Sheet, which shall be resolved pursuant to Section 2.4 of this Agreement and the Noncompetition Agreements, which shall be resolved in accordance with their terms.

          11.2. Process. If a Dispute arises, the parties to the Dispute shall follow the procedures specified in Sections 11.3, 11.4 and 11.5 of this Agreement.

          11.3. Negotiations. The parties shall promptly attempt to resolve any Dispute by negotiations between the Parent and the Shareholder Representative. Either the Parent or Shareholder Representative may give the other Party written notice of any Dispute not resolved in the normal course of business. The Parent and the Shareholder Representative shall meet at a mutually acceptable time and place within ten (10) calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved by these Persons within thirty (30) calendar days of the disputing party's notice, or if the Parties fail to meet within such ten (10) calendar days, either the Parent or the Shareholder Representative may initiate mediation as provided in Section 11.4 of this Agreement. If a negotiator intends to be accompanied at a meeting by legal counsel, the other negotiator shall be given at least three (3) business days' notice of such intention and may also be accompanied by legal counsel.

          11.4. Mediation. If the Dispute is not resolved by negotiations pursuant to Section 11.3 of this Agreement, the Parent and the Shareholder Representative shall attempt in good faith to resolve any such Dispute by mediation. Either the Parent or the Shareholder Representative may initiate a mediation proceeding by a request in writing to the other party (the "Request"), and both parties will then be obligated to engage in a mediation. The proceeding will be conducted in accordance with the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, with the following exceptions:

               (a) if the Parties have not agreed within thirty (30) calendar days of the Request on the selection of a mediator willing to serve, CPR, upon the request of either the Parent or the Shareholder Representative, shall appoint a member of the CPR Panels of Neutrals as the mediator; and

               (b) efforts to reach a settlement will continue until the conclusion of the proceedings, which shall be deemed to occur upon the earliest of the date that: (i) a written settlement is reached; or (ii) the mediator concludes and informs the Parties in writing that further efforts would not be useful; or (iii) the Parent and the Shareholder Representative agree in writing that an impasse has been reached; or (iv) is sixty (60) calendar days after the Request and none of the events specified in Sections 11.4(b)(i), (ii) or (iii) have occurred. No Party may withdraw before the conclusion of the proceeding.

          11.5. Submission to Adjudication. If a Dispute is not resolved by negotiation pursuant to Section 11.3 of this Agreement or by mediation pursuant to Section 11.4 of this Agreement within 100 calendar days after initiation of the negotiation process pursuant to Section 11.3 of this Agreement, such Dispute and any other claims arising out of or relating to this Agreement may be heard, adjudicated and determined in an action or proceeding filed in any state court sitting in Milwaukee County, Wisconsin or in any federal court sitting in Milwaukee, Wisconsin.

          11.6. General.
                -------

               (a) Provisional Remedies. At any time during the procedures specified in Sections 11.3 and 11.4 of this Agreement, a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Article XI of this Agreement.

               (b) Tolling Statue of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Article XI of this Agreement are pending. The Parties will take such action, if any, as is required to effectuate such tolling.

               (c) Performance to Continue. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

               (d) Extension of Deadlines. All deadlines specified in this
Article XI of this Agreement may be extended by mutual agreement between the Parent and the Shareholder Representative.

               (e) Enforcement. The parties regard the obligations in this
Article XI of this Agreement to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this Article XI of this Agreement by either the Parent or the Shareholder Representative, the other party may bring an action to seek enforcement of such obligations in any court of Law having jurisdiction thereof.

               (f) Costs. The parties to the dispute shall pay: (i) their own costs, fees, and expenses incurred in connection with the application of the provisions of this Article X of this Agreement; and (ii) fifty percent (50%) of the fees and expenses of CPR and the mediator in connection with the application of the provisions of Section 11.4 of this Agreement; provided that, prior to the Closing, the Shareholder Representative's costs, fees and expenses shall be paid by the Company, and after the Closing, the Shareholder Representative's costs, fees and expenses shall be paid by the Company Shareholders.

               (g) Replacement. If CPR is no longer in business or is unable or refuses or declines to act or to continue to act under this Article XI of this Agreement for any reason, then the functions specified in this Article XI of this Agreement to be performed by CPR shall be performed by another Person engaged in a business equivalent to that conducted by CPR as is agreed to by the Parent and the Shareholder Representative (the "Replacement"). If the Parent and the Shareholder Representative cannot agree on the identity of the Replacement within ten (10) calendar days after a Request, the Replacement shall be selected by the Chief Judge of the United States District Court for the Eastern District of Wisconsin upon application by any party hereto. If a Replacement is selected by either means, this Article XI shall be deemed appropriately amended to refer to such Replacement.

                                  ARTICLE XII
                                  MISCELLANEOUS

          12.1. Further Assurance. From time to time, at a Party's request and without further consideration, the other Parties will execute and deliver to the requesting Party such documents and take such other action as the requesting Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

          12.2. Assignment; Binding Effect.
                --------------------------

               (a) The rights and obligations of a Party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other Parties; provided, however, that Parent and Newco may assign their rights and obligations under this Agreement to one or more of their wholly-owned subsidiaries, but such assignment shall not relieve either Parent or Newco of its obligations hereunder.

               (b) Subject to Section 12.2(a) above, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. This Agreement is not intended to confer upon any person other than Parent, Newco, Company Shareholders and the Company any rights or remedies hereunder.

          12.3. Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal Laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction.

          12.4. Amendment and Modification. Parent, Newco, Company and Shareholder Representative may amend, modify and supplement this Agreement, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of Parent, Newco, Company and the Shareholder Representative.

          12.5. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

          If to Parent or Newco, to:

              Regal-Beloit Corporation
              Attn:  Henry W. Knueppel
              200 State Street
              Beloit, WI  53511
              Facsimile:  (608) 364-8818

          with a copy to:

              Foley & Lardner
              Attn:  Benjamin F. Garmer, III
              777 East Wisconsin Avenue
              Milwaukee, WI  53202
              Facsimile:  (414) 297-4900

          If to Company:

              Leeson Electric Corporation
              Attn:  Mr. Christopher Doerr
                     Mr. Daniel Doerr
              2100 Washington Avenue
              Grafton, WI   53024-0241
              Facsimile:  (262) 377-4799

          with a copy to:

              Quarles & Brady LLP
              Attn:  Henry J. Loos, Esq.
              411 East Wisconsin Avenue, Suite 2040
              Milwaukee, WI  53202
              Facsimile:  (414) 271-3552

          If to Shareholder Representative (prior to Closing):

              Leeson Electric Corporation
              Attention:  Mr. Christopher Doerr
                          Mr. Daniel Doerr
              2100 Washington Avenue
              Grafton, WI  53024-0241
              Facsimile:  (262) 377-4799

          with a copy to:

              Quarles & Brady LLP
              Attn:  Henry J. Loos, Esq.
              411 East Wisconsin Avenue, Suite 2040
              Milwaukee, WI  53202
              Facsimile:  (414) 271-3552

          If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Delivery to the Shareholder Representative shall constitute delivery to all Company Shareholders. Any Person may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

          12.6. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

               (a) Brokerage. Robert W. Baird & Co. Incorporated shall be compensated by the Company Shareholders. Parent and Newco represent and warrant to the Company and the Company Shareholders that, other than J.P. Morgan (who shall be compensated by Parent) for purposes of a fairness opinion, there is no broker involved or in any way connected with the transfer provided for herein on their behalf.

               (b) Other. Except as otherwise provided herein, each of the Parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

          12.7. Entire Agreement. This Agreement and the Ancillary Instruments embody the entire agreement between the Parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein or executed contemporaneously or in connection herewith.

          12.8. Counterparts/Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile copies of signatures shall constitute valid and binding obligations of the signing party once delivered by facsimile to the other Parties.

          12.9. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

          12.10. Construction. Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

          12.11. Specific Performance. IT IS AGREED THAT, PRIOR TO CLOSING (EXCEPT AS CONTEMPLATED IN THE LAST SENTENCE OF SECTION 9.1(d) ABOVE), THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF IN ANY COURT OF THE UNITED STATES OR ANY STATE HAVING JURISDICTION, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                    REGAL-BELOIT CORPORATION


                                    By:
                                       -----------------------------------
                                    Title:
                                          --------------------------------


                                    LEESON ELECTRIC CORPORATION


                                    By:
                                       -----------------------------------
                                    Title:
                                          --------------------------------


                                    SHAREHOLDERS:


                                    ---------------------------------------
                                    Daniel L. Doerr


                                    ---------------------------------------
                                    Christopher L. Doerr


                                    ---------------------------------------
                                    David E. Doerr

                                    Christopher L. Doerr Grantor Retained
                                    Annuity Trust of 1995


                                    By:
                                       -----------------------------------
                                    Title:
                                          --------------------------------



                                    ---------------------------------------
                                    Mary K. Bach Filla

                                    David E. Doerr Grantor Retained Annuity
                                    Trust of 1995


                                    By:
                                       -----------------------------------
                                    Title:
                                          --------------------------------



                                    ---------------------------------------
                                    William D. Whitney


                                    ---------------------------------------
                                    John C. Widstrand


                                    ---------------------------------------
                                    Christopher L. Doerr, Jr.


                                    ---------------------------------------
                                    Melissa L. Doerr


                                    ---------------------------------------
                                    Jennifer R. Doerr


                                    ---------------------------------------
                                    Helen L. Bach


                                    LEC ACQUISITION CORP.


                                    By:
                                       -----------------------------------
                                    Title:
                                          --------------------------------

                   FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT
                                  By and Among
             REGAL-BELOIT CORPORATION, LEC ACQUISITION CORP., LEESON
                  ELECTRIC CORPORATION, AND THE SHAREHOLDERS OF
                           LESSON ELECTRIC CORPORATION


          THE FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (the "First Amendment") is made and entered into as of this 29th day of September, 2000, by and between REGAL-BELOIT CORPORATION, a Wisconsin corporation ("Parent"), LEC ACQUISITION COP., a Wisconsin corporation ("Newco"), LEESON ELECTRIC CORPORATION, a Wisconsin corporation ("Company") and the Shareholders of Company (collectively, the "Shareholders").

          WHEREAS, the parties entered into the Stock Purchase Agreement by and among Parent, Newco, the Company and Shareholders dated August 7, 2000 (the "Agreement").

          WHEREAS, the parties disagree as to whether the makewhole premium with respect to the repayment of the indebtedness under that certain Note Purchase Agreement dated as of May 15, 1996 (as amended, the "Note Agreement") by and between the Company and State of Wisconsin Investment Board ("SWIB") and that certain 7.19% Senior Note dated May 15, 1996 (the "Note") executed by the Company and payable to SWIB, should be included in the definition of "Net Indebtedness" and "Estimated Net Indebtedness" for purposes of calculating the Purchase Price.

          WHEREAS, the parties have agreed to resolve this dispute as set forth below.

          NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants and conditions herein contained, the parties agree as follows:

     1. Section 2.4(i) shall be added to the Agreement to read in its entirety as follows:

          (i) SWIB Makewhole Premium. Pursuant to a pay-off letter dated September 21, 2000, the makewhole premium is $446,901.09. In compromise of the dispute, the Working Capital (as defined in the Agreement) shall be reduced by $134,070.

     2. On behalf of the Buying Group (as defined in the Agreement), Parent and Newco hereby waive any breach of any representation or warranty within the Agreement made by the Indemnifying Shareholders relating to any breach or default of the Note Agreement resulting from the consummation of the transactions contemplated by the Agreement.

     3. Except as modified by this First Amendment, the Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, each party has caused this First Amendment to Stock Purchase Agreement to be executed as of the date first written above.

                                       REGAL-BELOIT CORPORATION


                                       By:
                                          ------------------------------------
                                       Title:
                                             ---------------------------------


                                       LEESON ELECTRIC CORPORATION


                                       By:
                                          ------------------------------------
                                       Title:
                                             ---------------------------------


                                       LEC ACQUISITION CORP.


                                       By:
                                          ------------------------------------
                                       Title:
                                             ---------------------------------


                                       SHAREHOLDERS:

                                       By:
                                          ------------------------------------
                                           Daniel L. Doerr,
                                           Shareholder Representative


                                       By:
                                          ------------------------------------
                                           Christopher L. Doerr,
                                           Shareholder Representative



                                      -2-